UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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SOLARWINDS, INC.

(Name of registrant as specified in its charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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SolarWinds, Inc.

3711 South MoPac Expressway

Building Two

Austin, Texas 78746

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD MAY 21, 2010

To the Stockholders of SolarWinds, Inc.:

The annual meeting of stockholders for SolarWinds, Inc. (“Company”) will be held at the Hyatt Regency Austin, 208 Barton Springs Road, Austin, Texas 78704, on Friday, May 21, 2010 at 8:30 a.m. local time. The purposes of the meeting are:

1.	To elect three Class I directors (Proposal One);

2.	To ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2010 (Proposal Two); and

3.	To transact such other business as may properly come before the annual meeting or any adjournments or postponements thereof.

Our board of directors has fixed the close of business on March 25, 2010 as the record date for determining holders of our common stock entitled to notice of, and to vote at, the annual meeting or any adjournments or postponements thereof. A complete list of such stockholders will be available for examination at our offices in Austin, Texas during normal business hours for a period of ten days prior to the annual meeting. This notice of annual meeting of stockholders and accompanying proxy statement are being distributed or made available to stockholders beginning on or about April 9, 2010.

Our annual meeting will be webcast on our website at http://ir.solarwinds.com. The webcast will begin at 8:30 a.m. on May 21, 2010 and an archived copy of the webcast will be available on our website for 30 days thereafter.

YOUR VOTE IS IMPORTANT!

Your vote is important. Please vote by using the Internet or by telephone or, if you received a paper copy of the proxy card by mail, by signing and returning the enclosed proxy card. Instructions for your voting options are described on the Notice of Internet Availability of Proxy Materials or proxy card.

Important Notice Regarding the Availability of Proxy Materials for the Stockholders Meeting to be held on May 21, 2010: The proxy statement and annual report are available at www.proxyvote.com.

By order of the Board of Directors,

Michael S. Bennett

Executive Chairman

Austin, Texas

Date: April 9, 2010

SOLARWINDS, INC.

Proxy Statement

For the Annual Meeting of Stockholders

To Be Held on May 21, 2010

SOLARWINDS, INC.

3711 South MoPac Expressway

Building Two

Austin, Texas 78746

(512) 682-9300

PROXY STATEMENT

FOR THE

2010 ANNUAL MEETING OF STOCKHOLDERS

This proxy statement and proxy card are furnished in connection with the solicitation of proxies to be voted at our annual meeting of stockholders, which will be held at the Hyatt Regency Austin, 208 Barton Springs Road, Austin, Texas 78704, on May 21, 2010, at 8:30 a.m. On April 9, 2010, we began mailing to stockholders of record either a Notice of Internet Availability of Proxy Materials (“Notice”) or this proxy statement and proxy card.

Why am I receiving this proxy statement and proxy card?

You have received these proxy materials because our board of directors is soliciting your proxy to vote your shares at the annual meeting. This proxy statement describes issues on which we would like you to vote at our annual meeting of stockholders. It also gives you information on these issues so that you can make an informed decision.

Our board of directors has made this proxy statement and proxy card available to you on the Internet because you own shares of SolarWinds, Inc. common stock, in addition to delivering printed versions of this proxy statement and proxy card to certain stockholders by mail.

When you vote by using the Internet, by telephone or (if you received your proxy card by mail) by signing and returning the proxy card, you appoint Michael S. Bennett and Kevin B. Thompson as your representatives at the annual meeting. They will vote your shares at the annual meeting as you have instructed them or, if an issue that is not on the proxy card comes up for vote, in accordance with their best judgment. This way, your shares will be voted whether or not you attend the annual meeting. Even if you plan to attend the annual meeting, we encourage you to vote in advance by using the Internet, by telephone or (if you received your proxy card by mail) by signing and returning your proxy card.

Why did I receive a Notice of Internet Availability of Proxy Materials in the mail instead of a printed set of proxy materials?

Pursuant to rules adopted by the Securities and Exchange Commission, we are permitted to furnish our proxy materials over the Internet to our stockholders by delivering a Notice in the mail. As a result, you will not receive a printed copy of the proxy materials in the mail. Instead, the Notice instructs you on how to access and review the proxy statement and annual report over the Internet at www.proxyvote.com. The Notice also instructs you on how you may submit your proxy over the Internet. If you would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting these materials contained on the Notice.

Who is entitled to vote?

Holders of our common stock at the close of business on March 25, 2010 are entitled to vote. March 25, 2010 is referred to as the record date.

In accordance with Delaware law, a list of stockholders entitled to vote at the meeting will be available at the place of the annual meeting on May 21, 2010 and will be accessible in electronic form for ten days prior to the meeting at our principal place of business, 3711 South MoPac Expressway, Building Two, Austin, Texas 78746, between the hours of 9:00 a.m. and 5:00 p.m local time.

To how many votes is each share of common stock entitled?

Holders of common stock are entitled to one vote per share. On the record date, there were 67,813,000 shares of our common stock outstanding and entitled to vote.

How do I vote?

Stockholders of record may vote by using the Internet, by telephone or (if you received a proxy card by mail) by mail as described below. Stockholders also may attend the meeting and vote in person. If you hold shares through a bank or broker, please refer to your proxy card, Notice or other information forwarded by your bank or broker to see which voting options are available to you.

•

You may vote by using the Internet. The address of the website for Internet voting is www.proxyvote.com. Internet voting is available 24 hours a day and will be accessible until 11:59 p.m. Eastern Time on May 20, 2010. Easy-to-follow instructions allow you to vote your shares and confirm that your instructions have been properly recorded.

•

You may vote by telephone. The toll-free telephone number is noted on your proxy card. Telephone voting is available 24 hours a day and will be accessible until 11:59 p.m. Eastern Time on May 20, 2010. Easy-to-follow voice prompts allow you to vote your shares and confirm that your instructions have been properly recorded.

•	You may vote by mail. If you received a proxy card by mail and choose to vote by mail, simply mark your proxy card, date and sign it, and return it in the postage-paid envelope.

The method you use to vote will not limit your right to vote at the annual meeting if you decide to attend in person. Written ballots will be passed out to anyone who wants to vote at the annual meeting. If you hold your shares in “street name,” you must obtain a proxy, executed in your favor, from the holder of record to be able to vote in person at the annual meeting.

What if I change my mind after I return my proxy?

You may revoke your proxy and change your vote at any time before the polls close at the annual meeting. You may do this by:

•	submitting a subsequent proxy by using the Internet, by telephone or by mail with a later date;

•	sending written notice of revocation to our Corporate Secretary at 3711 South MoPac Expressway, Building Two, Austin, Texas 78746; or

•	voting in person at the annual meeting.

Attendance at the meeting will not by itself revoke a proxy.

How many votes do you need to hold the annual meeting?

The presence, in person or by proxy, of the holders of a majority of the votes entitled to be cast at the annual meeting will constitute a quorum. If a quorum is present, we can hold the annual meeting and conduct business.

On what items am I voting?

You are being asked to vote on two items:

•

the election of three Class I directors nominated by the board of directors and named in the proxy statement to serve a term of three years until our 2013 annual meeting of stockholders (Proposal One); and

•	the ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accountants for the year ending December 31, 2010 (Proposal Two).

No cumulative voting rights are authorized, and dissenters’ rights are not applicable to these matters.

How may I vote for the nominees for director, and how many votes must the nominees receive to be elected?

With respect to the election of nominees for director, you may:

•	vote FOR the election of the three nominees for director;

•	WITHHOLD AUTHORITY to vote for one or more of the nominees and vote FOR the remaining nominees; or

•	WITHHOLD AUTHORITY to vote for the three nominees.

The three nominees receiving the highest number of affirmative votes will be elected as directors. This number is called a plurality. If you hold shares of common stock through a bank or broker, your bank or broker will vote your shares for you if you provide instructions on how to vote the shares. In the absence of instructions, however, beginning this year, banks and brokers no longer have the authority to vote your shares for the election of directors. Accordingly, it is important that you provide voting instructions to your bank or broker, so that your shares may be voted in the election of directors.

What happens if a nominee is unable to stand for election?

If a nominee is unable to stand for election, the board may either:

•	reduce the number of directors that serve on the board, or

•	designate a substitute nominee.

If the board designates a substitute nominee, shares represented by proxies voted for the nominee who is unable to stand for election will be voted for the substitute nominee.

How may I vote for the ratification of the appointment of our independent registered public accountants, and how many votes must the proposal receive to pass?

With respect to the proposal to ratify the appointment of our independent registered public accountants, you may:

•	vote FOR the proposal;

•	vote AGAINST the proposal; or

•	ABSTAIN from voting on the proposal.

The ratification of the appointment of our independent registered public accountants must receive the affirmative vote of a majority of the votes that could be cast at the annual meeting by the holders who are present in person or by proxy to pass. If you abstain from voting on the proposal or your broker is unable to vote your shares, it will have the same effect as a vote against the proposal.

How does the board of directors recommend that I vote?

The board recommends a vote

•	FOR all three director nominees; and

•	FOR the ratification of the appointment of our independent registered public accountants.

What happens if I sign and return my proxy card but do not provide voting instructions?

If you return a signed card but do not provide voting instructions, your shares will be voted FOR all three director nominees, and FOR the ratification of the appointment of our independent registered public accountants.

Will my shares be voted if I do not vote by using the Internet, by telephone or by signing and returning my proxy card?

If your shares are held in street name through a bank or broker, your bank or broker may vote your shares under certain limited circumstances if you do not provide voting instructions before the annual meeting, in accordance with New York Stock Exchange (“NYSE”) rules that govern the banks and brokers. These circumstances include voting your shares on “routine matters,” such as the ratification of the appointment of our independent registered public accountants described in this proxy statement. With respect to this proposal, therefore, if you do not vote your shares, your bank or broker may vote your shares on your behalf or leave your shares unvoted.

Beginning this year, the election of directors is not considered a routine matter under NYSE rules relating to voting by banks and brokers. When a proposal is not a routine matter and the brokerage firm has not received voting instructions from the beneficial owner of the shares with respect to that proposal, the brokerage firm cannot vote the shares on that proposal. This is called a “broker non-vote.” Broker non-votes that are represented at the annual meeting will be counted for purposes of establishing a quorum, but not for determining the number of shares voted for or against the non-routine matter.

We encourage you to provide instructions to your bank or brokerage firm by voting your proxy. This action ensures your shares will be voted at the meeting in accordance with your wishes.

What do I need to show to attend the annual meeting in person?

You will need proof of your share ownership (such as a recent brokerage statement or letter from your broker showing that you owned shares of SolarWinds, Inc. common stock as of March 25, 2010) and a form of photo identification. If you do not have proof of ownership and valid photo identification, you may not be admitted to the annual meeting. All bags, briefcases and packages will be held at registration and will not be allowed in the meeting.

Can I receive future proxy materials and annual reports electronically?

Yes. This proxy statement and the 2009 Annual Report to Stockholders are available on our investor relations website located at http://ir.solarwinds.com. Instead of receiving paper copies in the mail, stockholders can elect to receive an email that provides a link to our future annual reports and proxy materials on the Internet. Opting to receive your proxy materials electronically will save us the cost of producing and mailing documents to your home or business, and will reduce the environmental impact of our annual meetings, and will give you an automatic link to the proxy voting site.

Can I submit a proposal for inclusion in the proxy statement for the 2011 annual meeting?

Stockholders of the Company may submit proper proposals for inclusion in our proxy statement and for consideration at our 2011 annual meeting of stockholders by submitting their proposals in writing to our Corporate Secretary in a timely manner. In order to be considered for inclusion in our proxy materials for the 2011 annual meeting of stockholders, stockholder proposals must:

(a)	be received by our Corporate Secretary no later than the close of business on and December 10, 2010; and

(b)	otherwise comply with the requirements of Delaware law, Rule 14a-8 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and our amended and restated bylaws.

Unless we receive notice in the foregoing manner, the proxy holders shall have discretionary authority to vote for or against any such proposal presented at our 2011 annual meeting of stockholders. A copy of our bylaw provisions governing the notice requirements set forth above may be obtained by writing to our Corporate Secretary. Such requests and all notices of proposals and director nominations by stockholders should be sent to SolarWinds, Inc., 3711 South MoPac Expressway, Building Two, Austin, Texas 78746, Attention: Corporate Secretary.

Important Notice Regarding the Availability of Proxy Materials

for the Meeting to be Held on Friday, May 21, 2010

This proxy statement and our Annual Report to Stockholders are available on-line at www.proxyvote.com.

MATTERS TO BE CONSIDERED AT THE ANNUAL MEETING

PROPOSAL ONE: ELECTION OF DIRECTORS

General

Our board is currently comprised of nine (9) directors divided into three classes with staggered three-year terms. There are currently four directors in Class I, three directors in Class II and two directors in Class III. The term of office of our Class I directors, Jeffrey L. Horing, J. Benjamin Nye, Kevin B. Thompson and Donald C. Yonce, will expire at this year’s annual meeting. As Mr. Yonce is not standing for re-election to the board at this year’s annual meeting, we therefore expect to have eight (8) directors immediately following this year’s annual meeting, three of which will be in Class I, three of which will be in Class II and two of which will be in Class III. The term of office of our Class II directors, Mark Bonham, Steven M. Cakebread and Roger J. Sippl, will expire at the 2011 annual meeting of stockholders. The term of office of our Class III directors, Michael S. Bennett and Ellen F. Siminoff, will expire at the 2012 annual meeting of stockholders. There are no family relationships among any of our directors or executive officers.

Nominees for Election as Class I Directors at the Annual Meeting

This year’s nominees for election to the board as our Class I directors to serve for a term of three years expiring at the 2013 annual meeting of stockholders, or until their successors have been duly elected and qualified or until their earlier death, resignation or removal, are provided below. The ages of each director are as of April 9, 2010.

Name	Age	Positions and Offices Held with Company	Director Since
Jeffrey L. Horing	46	Director	2005
J. Benjamin Nye	44	Director	2005
Kevin B. Thompson	44	Director, President and Chief Executive Officer	2010

Jeffrey L. Horing is a Managing Director and Co-Founder of Insight Venture Partners, a private equity and venture capital firm he co-founded in 1995. Prior to founding Insight, Mr. Horing held various positions at Warburg, Pincus & Co. and Goldman, Sachs & Co. Mr. Horing received a B.S. and a B.A. from the University of Pennsylvania’s Moore School of Engineering and Wharton School of Business and received an M.B.A. from the M.I.T. Sloan School of Management. He also serves on the boards of directors of a number of private companies. We believe that Mr. Horing’s financial and business expertise, including his experience in directing technology companies, give him the qualifications and skills to serve as a Director.

J. Benjamin Nye is a Managing Director of Bain Capital Venture Partners, LLC, which he joined in October 2004. From June 2003 until October 2004, Mr. Nye was a Senior Vice President at VERITAS Software Corporation, a software company. He was Chief Operating Officer and Chief Financial Officer of Precise Software Solutions, Ltd., a network management software company, from January 2000 until its sale to VERITAS Software in June 2003. Mr. Nye received a B.A. from Harvard College and an M.B.A. from Harvard Business School. He also serves on the boards of directors of various private companies. We believe that Mr. Nye’s financial and business expertise, including his experience in managing and directing technology companies, gives him the qualifications and skills to serve as a Director.

Kevin B. Thompson is our President and Chief Executive Officer. He has served as our President since January 2009 and our Chief Executive Officer since March 2010. He previously served as our Chief Financial Officer and Treasurer from July 2006 to March 2010 and our Chief Operating Officer from July 2007 to March 2010. Prior to joining the Company, Mr. Thompson was Chief Financial Officer of Surgient, Inc., a software company, from November 2005 until March 2006 and was Senior Vice President and Chief Financial Officer at SAS Institute, a business intelligence software company, from September 2004 until November 2005. From

October 2000 until August 2004, Mr. Thompson served as Executive Vice President and Chief Financial Officer of Red Hat, Inc., an enterprise software company (“Red Hat”). Mr. Thompson holds a B.B.A. from the University of Oklahoma. He also serves on the board of directors of NetSuite, Inc. (NYSE: N). We believe that Mr. Thompson’s financial and business expertise and his daily insight into corporate matters as principal executive officer of the Company give him the qualifications and skills to serve as a Director.

Required Vote and Recommendation of the Board for Proposal One

The affirmative vote of a plurality of the votes cast at the annual meeting is required for the election of our Class I directors. The three nominees receiving the most “FOR” votes among votes properly cast in person or by proxy will be elected to the board as Class I directors. You may vote “FOR” or “WITHHOLD” on each of the three nominees for election as director. Only votes “FOR” will affect the outcome. A broker non-vote or a properly executed proxy marked “WITHHOLD” with respect to the election of a Class I director will not be voted with respect to such director, although it will be counted for purposes of determining whether there is a quorum.

Our Board recommends that you vote FOR Messrs. Horing, Nye and Thompson.

Continuing Directors Not Standing for Election

Certain information about those directors whose terms do not expire at the annual meeting is furnished below. The ages of each director were as of April 9, 2010.

Name	Age	Positions and Offices Held with Company	Director Since
Mark Bonham	50	Director	2010
Steven M. Cakebread	58	Director	2008
Roger J. Sippl	55	Director	2010
Michael S. Bennett	58	Executive Chairman and Director	2005
Ellen F. Siminoff	42	Director	2008

Class II Directors (Terms Expire in 2011)

Mark Bonham has served on our board since February 2010. Mr. Bonham is currently a partner with SageCreek Partners LLC, a “mentor capital” and business consulting company. From July 2007 to September 2008, he practiced law at Ray Quinney & Nebeker, a leading Salt Lake City law firm, where he was a member of the Technology Committee and Chair of the Venture Section. For the preceding twenty years, Mr. Bonham was an associate and then a partner at Wilson Sonsini Goodrich & Rosati, a leading Silicon Valley-based law firm, where he served at various times as a member of the Hiring (lead partner), WS Investments, Technology, Compensation and Knowledge Management (co-chair) Committees in addition to his corporate and securities practice. Mr. Bonham received a B.A. in economics from Brigham Young University and a J.D. from Harvard Law School. We believe that Mr. Bonham’s legal, financial and business expertise, including his experience acting as an advisor to many private and public technology companies, and his expertise in corporate governance give him the qualifications and skills to serve as a Director.

Steven M. Cakebread has served as the Chief Financial Officer of Pandora Media, Inc. since March 2010. From August 2009 to March 2010, he was a Principal with J. Stevens & Co. LLC, a consulting company. He previously served as Senior Vice President, Chief Accounting Officer and Chief Financial Officer of Xactly Corporation, which he joined in February 2009. Prior to joining Xactly Corporation, he served as President and Chief Strategy Officer of salesforce.com, inc. (“salesforce”) from March 2008 to January 2009. From 2002 until February 2008, Mr. Cakebread was Executive Vice President and Chief Financial Officer of salesforce. From April 1997 to April 2002, Mr. Cakebread served as Senior Vice President and Chief Financial Officer of Autodesk, Inc., a software company. Mr. Cakebread received a B.S. from the University of California at

Berkeley and an M.B.A. from Indiana University. Mr. Cakebread also serves on the board of directors of eHealth, Inc. (NASDAQ: EHTH). We believe that Mr. Cakebread’s financial skills, public company accounting and corporate governance expertise and his general business experience as a senior officer of various software companies give him the qualifications and skills to serve as a Director.

Roger J. Sippl has served on our board since March 2010. He has been a Managing Member and Partner of Sippl Investments, LLC, a venture capital firm, since 1998. In 2002, Mr. Sippl founded Above All Software, Inc., a business integration software company, and served as its Chief Executive Officer until April 2005 and as its Chairman of the Board from April 2005 until March 2007. Mr. Sippl served as the Chief Executive Officer and Chairman of the Board of Visigenic Software, Inc., a software development tools provider that he founded, from 1993 until it was acquired by Borland International, Inc. in 1998. He co-founded The Vantive Corporation, a global enterprise software company specializing in customer relationship management software that was acquired by PeopleSoft, Inc. in 2000. From 1980 to 1989, Mr. Sippl served as Chief Executive Officer of Informix Corporation, a database company that he founded, and from 1989 to 1993, as its Chairman of the Board of Directors. Mr. Sippl was also a director of Interwoven from April 2007 until it was acquired by Autonomy Corporation plc in March 2009. Mr. Sippl holds a B.S. in computer science from the University of California at Berkeley. We believe that Mr. Sippl’s business experience as a director and senior officer in several technology companies and his expertise in software in particular give him the qualifications and skills to serve as a Director.

Class III Directors (Terms Expire in 2012)

Michael S. Bennett has served as our Executive Chairman since March 2010. He previously served as our Chief Executive Officer and a member of our board since June 2006. He was appointed Chairman of the Board in October 2007 and served as President from June 2006 to January 2009. From April 2004 until March 2006, Mr. Bennett served as Chief Executive Officer of Permeo Technologies, Inc., a network security software company. From November 2001 until April 2004, Mr. Bennett was a venture partner at Austin Ventures, a venture capital firm. In May 1998, Mr. Bennett was appointed President, Chief Executive Officer and a member of the board of directors of Mission Critical Software, and in February 1999 he was also appointed Chairman of its board of directors. Mr. Bennett held those positions with Mission Critical Software until its acquisition by NetIQ Corporation in 2000. From August 1996 until April 1998, he served as President and Chief Executive Officer of Learmonth & Burchett Management Systems Plc, a provider of process management tools for software development. Prior to joining Learmonth & Burchett in August 1996, Mr. Bennett served as President and Chief Executive Officer of Summagraphics from June 1993 until its July 1996 acquisition by Lockheed Martin’s CalComp subsidiary. Prior to joining Summagraphics, Mr. Bennett served as a senior executive with Dell Computer Corporation and as Chief Executive Officer of several other technology organizations. We believe that Mr. Bennett has the qualifications and skills to serve as a Director based upon his leadership skills, marketing and sales background and overall business experience as a director and senior officer in several technology companies.

Ellen F. Siminoff has served as President and Chief Executive Officer of Shmoop University, an educational website, since March 2008. From March 2004 to March 2008, Ms. Siminoff served as President and Chief Executive Officer of Efficient Frontier, Inc., a pioneer of dynamic search engine marketing management services. From 1996 to 2002, Ms. Siminoff served in various capacities at Yahoo!, including as Vice President of Business Development and Planning, Senior Vice President of Entertainment and Small Business and Senior Vice President of Corporate Development. She received an A.B. from Princeton University in Economics and an M.B.A. from the Stanford Graduate School of Business. She also serves on the board of directors of U.S. Auto Parts Networks, Inc. (NASDAQ: PRTS), Journal Communications, Inc. (NYSE: JRN), Glu Mobile Inc. (NASDAQ: GLUU) and various private companies. We believe that Ms. Siminoff’s financial and marketing skills, particularly with software companies, and her business experience as a director and senior officer of technology companies give her the qualifications and skills to serve as a Director.

CORPORATE GOVERNANCE

Board Leadership

The board does not have a policy on whether or not the roles of Chairman of the Board and Chief Executive Officer should be separate and, if they are to be separate, whether the Chairman of the Board should be selected from the non-employee directors or be an employee. The board believes that it should be free to make a choice from time to time in any manner that is in the best interests of the Company and its stockholders. Currently, we separate the role of Chairman and Chief Executive Officer with Mr. Bennett serving as Executive Chairman and Mr. Thompson serving as Chief Executive Officer. Although no longer our Chief Executive Officer, Mr. Bennett’s experience with our Company, including serving as President, Chief Executive Officer, and Executive Chairman of the Board, results in Mr. Bennett possessing detailed and in-depth knowledge of the issues, opportunities and challenges facing the Company and is thus in the best position to serve as our current Executive Chairman. Steven M. Cakebread serves as the Lead Director of the board and acts as chairperson for regular executive sessions of the independent directors of the board. Following an executive session of independent directors, the Lead Director acts as a liaison between the independent directors and the Executive Chairman regarding any specific feedback or issues. The Lead Director also provides the Executive Chairman with input regarding schedule and agenda items for board and committee meetings and coordinates with the Executive Chairman regarding information to be provided to the independent directors in performing their duties. In addition, each of the committees of the board is chaired by an independent director.

Risk Oversight

Our business is subject to various types of risk, including competitive, technological, legal, personnel, financial and many others. Our board is charged with, among other things, overseeing our risk management processes implemented by management and ensuring that necessary steps are taken to foster a culture of risk-adjusted decision-making throughout our organization. Each of our directors other than Messrs. Bennett and Thompson is independent and the board believes that this independence provides effective oversight of management. The board regularly reviews information and reports from members of senior management on areas of material risk, including operational, financial, legal and regulatory, and strategic and reputational risks. The Compensation Committee is responsible for overseeing the management of risks relating to our executive compensation plans and arrangements. The Audit Committee oversees management of operational, financial, legal, and regulatory risks. The Nominating and Corporate Governance Committee manages risks associated with the independence of the board of directors and potential conflicts of interest. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire board of directors is regularly informed through committee reports about such risks.

Board Committees

Our board has three standing committees: an Audit Committee, a Compensation Committee and a Nominating and Governance Committee. Pursuant to our Corporate Governance Guidelines, each committee consists entirely of directors who meet the requirement for independence under applicable NYSE and SEC rules as further described below under the caption “Director Independence.” Our board has adopted a charter for each committee that is available without charge, upon request in writing to SolarWinds, Inc., 3711 South MoPac Expressway, Building Two, Austin, Texas 78746, Attn: General Counsel or on the investor relations portion of our website at www.solarwinds.com. We believe that each of our committee charters and the functioning of each committee comply with the applicable requirements of the NYSE and SEC rules and regulations.

The table below lists the current membership of each committee and the number of committee meetings held in 2009.

	Audit Committee	Compensation Committee	Nominating and Governance Committee
Mark Bonham	Member		Chairman
Steven M. Cakebread	Chairman	Member
Jeffrey L. Horing		Member
J. Benjamin Nye		Chairman
Ellen F. Siminoff	Member		Member
Roger J. Sippl		Member

Number of Meetings held in 2009	6	4	1

The primary responsibilities of each committee are described below.

Audit Committee

The Audit Committee oversees our corporate accounting and financial reporting processes. The Audit Committee also:

•	evaluates our independent auditors’ qualifications, independence and performance;

•	determines the engagement of our independent auditors;

•	approves the retention of our independent auditors to perform any proposed permissible non-audit services;

•	monitors the performance of the Company’s internal audit function and independent auditors;

•	monitors the rotation of partners of our independent auditors on our engagement team;

•	monitors the Company’s compliance with legal and regulatory requirements;

•	reviews our financial statements and reviews our critical accounting policies and estimates; and

•	reviews and discusses with management and our independent auditors the results of the annual audit and the quarterly reviews of our financial statements.

Each member of the Audit Committee is a financial expert as contemplated by the rules of the SEC implementing Section 407 of the Sarbanes Oxley Act of 2002 and fulfills the “accounting or related financial management expertise” requirements set forth in the NYSE Corporate Governance Rules.

Compensation Committee

The Compensation Committee has the general responsibility of overseeing our compensation and benefit programs, including the following:

•	overseeing our compensation philosophy;

•	reviewing and recommending policies relating to compensation and benefits of our executive officers, employees and outside directors;

•	reviewing and approving corporate goals and objectives relevant to compensation of our Chief Executive Officer and other executive officers;

•	evaluating the performance of our executive officers in light of established goals and objectives;

•	setting compensation of our executive officers based on its evaluations;

•	preparing the compensation discussion and analysis and report of the Compensation Committee that the SEC requires in our annual proxy statements;

•	making recommendations to our board regarding our equity compensation plans and administering the same; and

•	reviewing and evaluating, at least annually, its own performance and that of its members, including compliance with the committee charter.

Our board has determined that each member of our Compensation Committee is a non-employee director, as defined by Rule 16b-3 promulgated under the Exchange Act, and an outside director, as defined pursuant to Section 162(m) of the Internal Revenue Code of 1986, as amended.

Nominating and Governance Committee

The Nominating and Governance Committee identifies individuals qualified to become board members and assists our board in reviewing and recommending nominees for election as directors. The Nominating and Governance Committee also:

•	oversees and evaluates the qualifications and performance of the members of our board and management;

•	reviews and assesses the composition of our board; and

•	administers our Corporate Governance Principles and Code of Business Conduct and Ethics.

Director Independence

Our Corporate Governance Guidelines, which may be found at the investor relations portion of our website at www.solarwinds.com, state that our board shall have a majority of directors who meet the criteria for independence established by applicable law, including the Sarbanes-Oxley Act of 2002, the rules and regulations of the SEC and those of the NYSE. The Nominating and Governance Committee annually reviews the independence of each board nominee, conducts a periodic review of the independence of the other members of the board and its Committees and reports its findings to the full board. Based on the report and recommendation of the Nominating and Governance Committee, the board has determined that each of the nominees standing for election to the board at the annual meeting, other than Mr. Thompson, satisfies the independence criteria (not including the enhanced criteria with respect to members of the Audit Committee) set forth in the applicable NYSE listing standards and SEC rules. Each board committee member qualifies as a non-employee director within the meaning of Rule 16b-3 under the Exchange Act.

For a director to be considered independent, the board must determine that the director does not have any direct or indirect material relationships (including vendor, supplier, consulting, legal, banking, accounting, charitable and family relationships) with us, other than as a director and a stockholder. NYSE listing standards set forth certain circumstances in which a director may not be deemed independent, including certain relationships that exist at the time of the determination or during the prior three years. Under these NYSE listing standards, Messrs. Bennett and Thompson could not be independent because each is an employee.

With respect to our other non-employee directors, the board considered all relevant facts and circumstances in making its determinations of independence, including the following:

•	None of our non-employee directors receives any direct compensation from us other than under the director compensation plan;

•	No immediate family member (within the meaning of the NYSE listing standards) of any non-employee director is an employee or otherwise receives direct compensation from us;

•

No non-employee director is an employee of our independent accountants and no non-employee director (or any of their respective immediate family members) is a current partner of our independent accountants, or was within the last three years, a partner or employee of our independent accountants and personally worked on our audit;

•	No non-employee director is a member, partner, or principal of any law firm, accounting firm or investment banking firm that receives any consulting, advisory or other fees from us;

•

None of our executive officers is on the compensation committee of the board of directors of a company that employs any of our non-employee directors (or any of their respective immediate family members) as an executive officer;

•

No non-employee director (or any of their respective immediate family members) is indebted to us and we are not indebted to any non-employee director (or any of their respective immediate family members); and

•	No non-employee director serves as an executive officer of a charitable or other tax-exempt organization that received contributions from us.

We have a commercial relationship with salesforce in which Mr. Cakebread served as an officer during the 2009 fiscal year. In this case, (i) the software and services were provided by salesforce on the same terms and conditions as similar products and services provided by or to similarly situated customers and suppliers; (ii) Mr. Cakebread did not initiate or negotiate the relevant transaction, which was in the ordinary course of business of both companies, and (iii) the amount of such purchase was approximately $241,000, which was approximately 0.02% of the consolidated revenue of salesforce in 2009. This level is significantly below the relevant per se bar to independence set forth in the NYSE listing standards, which uses a threshold of the greater of $1.0 million or 2% of total revenue.

Communications to the Board of Directors

Stockholders may communicate with the members of the board by sending a letter to our Corporate Secretary at 3711 South MoPac Expressway, Building Two, Austin, Texas 78746 or a fax to (512) 682-9301. Our Corporate Secretary reviews all incoming stockholder communications (except for: mass mailings; product complaints or inquiries; job inquiries; business solicitations; and patently offensive or otherwise inappropriate material) and, if appropriate, routes such communications to the appropriate member of the board, or if none is specified, to the Chairman of the Board.

Director Nomination Procedures

The Nominating and Governance Committee has the responsibility for reviewing and recommending to the board candidates for director positions. The Nominating and Governance Committee may take into consideration the number of shares held by the recommending stockholder and the length of time that such shares have been held.

The Nominating and Corporate Governance Committee, in evaluating board candidates, considers factors such as professional background and skills, personal character, values and discipline, ethical standards, diversity and other outside commitments, all in the context of an assessment of the needs of the board at the time. The Committee’s objective is to maintain a board of individuals of the highest personal character, integrity and ethical standards, and that reflects a range of professional backgrounds and skills relevant to our business. The Nominating and Corporate Governance Committee considers diversity in identifying nominees for director, including personal characteristics such as race and gender, as well as diversity in the experience and skills that contribute to the board’s performance of its responsibilities in the oversight of a complex global business.

To have a candidate considered by the Nominating and Governance Committee, a stockholder must submit its recommendation in writing and must include the following information:

•	the name of the stockholder and evidence of the person’s ownership of our stock, including the number of shares owned and the length of time of ownership;

•	the name of the candidate, the candidate’s resume or a listing of his or her qualifications to be a director; and

•	the written consent of the proposed candidate to be named as a nominee and to serve as a director if elected.

The Nominating and Governance Committee believes that the minimum qualifications for serving as a director are that a nominee demonstrate: accomplishment in his or her field; an ability to make a meaningful contribution to the board’s oversight of our business and affairs; and a record and reputation for integrity and ethical conduct in both his or her professional and personal activities. In addition, the Nominating and Governance Committee examines: a candidate’s specific experiences and skills; industry background and knowledge; time availability in light of other commitments; potential conflicts of interest; interpersonal skills and compatibility with the board; ability to complement the competency and skills of the other board members; and independence from management and the Company. The Nominating and Governance Committee also seeks to have the board represent a diversity of backgrounds and experience.

The Nominating and Governance Committee annually reviews with the board the requisite skills and characteristics of board members, as well as the composition of the board as a whole. This assessment includes a consideration of independence, diversity, age, skills, experience and industry backgrounds in the context of the needs of the board and the Company, as well as the ability of current and prospective directors to devote sufficient time to performing their duties in an effective manner. Directors are expected to exemplify the highest standards of personal and professional integrity; and to constructively challenge management through their active participation and questioning. In particular, the Nominating and Governance Committee seeks directors with established strong professional reputations and expertise in areas relevant to the strategy and operations of the Company’s businesses.

Board Meetings and Attendance

The board held nine (9) meetings in 2009. Each member of the board attended 75% or more of the aggregate of (i) the total number of board meetings held during the period of such member’s service and (ii) the total number of meetings of committees on which such member served, during the period of such member’s service.

Director Attendance at Annual Meetings of Stockholders

Directors are encouraged, but not required, to attend our annual stockholder meetings. This annual meeting will be our first as a public company.

Director Compensation

The Compensation Committee reviews and makes recommendations to the board regarding the form and amount of compensation for non-employee directors. Directors who are employees of the Company receive no compensation for service on the board. The Company’s director compensation program is designed to enable continued attraction and retention of highly qualified directors by ensuring that director compensation is in line with peer companies competing for director talent, and is designed to address the time, effort, expertise and accountability required of active board membership. In general, the Compensation Committee and the board believe that annual compensation for non-employee directors should consist of both a cash component, designed to compensate members for their service on the board and its Committees, and an equity component, designed to align the interests of directors and stockholders and, by vesting over time, to create an incentive for continued service on the board.

2008-2009 Director Compensation Plan

In 2008, our board approved the following compensation plan for our non-employee directors not affiliated with any of our major stockholders based on the recommendation of our Chief Executive Officer and the Compensation Committee of our board. All amounts below are annual payments, with the exception of the board meeting fees:

General retainer	$35,000
Board meeting fees	$1,250 per meeting
Lead director retainer	$10,000
Audit Committee Chair retainer	$15,000
Compensation Committee Chair retainer	$10,000
Nominating and Governance Committee Chair retainer	$7,500
Initial equity grant	stock options to purchase 30,000 shares of our common stock vesting over three years (1)
Annual equity grant	$100,000 (75% stock options and 25% restricted stock) (2)

(1)	Grant is awarded on or about the date on which such person first becomes a non-employee director not affiliated with any of our major stockholders. One-third of the options will vest on the first anniversary of the vesting commencement date, with the remainder vesting ratably over the next 24 months, subject to continued service through each applicable date. All options granted shall have an exercise price equal to the closing price per share of common stock on the date of grant.
(2)	Grant is awarded on each date of our annual meeting of stockholders if, as of such date, a director has served on the board for at least the preceding six months. Value of the stock options to be determined as of the date of grant using the Black-Scholes option-pricing model. Each option will become fully exercisable and the forfeiture provision of each restricted stock award will lapse on the earlier of (i) the date of the next year’s annual stockholder meeting or (ii) December 31 of the calendar year following the calendar year in which the award is granted, provided the director remains a director on such date.

2010 Director Compensation Plan

In October 2009, our Compensation Committee engaged Compensia, a third-party compensation consultant, to, among other things, review our director compensation plan. Compensia conducted a review of our compensation plan, summarized recent trends in director compensation and recommended certain revisions. These proposed revisions included increased compensation amounts and the payment of compensation to all non-employee directors, including those affiliated with our major stockholders. Based on this advice, our Compensation Committee recommended, and our board approved, a revised director compensation plan for all non-employee directors effective in February 2010, as follows:

Annual retainer	$50,000
Lead director retainer	$15,000
Audit Committee Chair retainer	$24,000
Compensation Committee Chair retainer	$10,000
Nominating and Governance Committee Chair retainer	$7,500
Audit Committee member retainer	$12,000
Compensation Committee member retainer	$5,000
Nominating and Governance Committee member retainer	$3,750
Initial equity grant	$240,000 value (75% stock options and 25% restricted stock units) (1)(2)
Annual equity grant	$120,000 (75% stock options and 25% restricted stock units) (1)(3)

(1)	Value of the stock options to be determined as of the date of grant using the Black-Scholes option-pricing model. All options granted shall have an exercise price equal to the closing price per share of our common stock on the date of grant.
(2)	Grant is awarded on or about the date on which such person first becomes a non-employee director. This initial equity grant applies only to non-employee directors becoming a director after the date of adoption of the revised director compensation plan. One-third of each stock option will vest on the first anniversary of the grant date, with the remainder vesting ratably over the next 24 months, subject to continued service through each applicable date. One-third of each restricted stock unit will vest on each of the first three anniversaries of the vesting commencement date, subject to continued service through each applicable date.
(3)	Grant is awarded on each date of our annual meeting of stockholders if, as of such date, a director has served on the board for at least the preceding six months. Each equity award will fully vest on the earlier of (i) the date of the next year’s annual stockholder meeting or (ii) December 31 of the calendar year following the calendar year in which the award is granted, subject to continued service through the applicable date.

Director Compensation Table for Year Ended December 31, 2009

Name (1)	Fees Earned or Paid in Cash	Stock Awards (2)	Option Awards (2)	Total
Steven M. Cakebread	$67,500	$25,000	$75,000	$167,500
Bob L. Martin (3)	50,000	25,000	75,000	150,000
Ellen F. Siminoff	42,500	25,000	75,000	142,500

(1)	Messrs. Bennett, Horing, Nye, Thornton and Yonce were not eligible in 2009 to receive any compensation from us for service as a director pursuant to our director compensation plan, as Mr. Bennett is a Company employee, and Messrs. Horing, Nye, Thornton and Yonce are affiliated with our major stockholders.
(2)	The amounts reported in this column represent the aggregate grant date fair value of the stock awards and option awards. For option awards, the amount is computed in accordance with FASB ASC Topic 718 and is estimated on the date of grant using the Black-Scholes option-pricing model. A more detailed discussion of the assumptions used in the valuation of option awards made in fiscal year 2009 may be found in Note 2 of the Notes to the Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2009 as filed with the SEC. The outstanding stock awards and option awards held by each of the listed individuals as of December 31, 2009 are as follows:

Director Name	Outstanding Stock Awards	Outstanding Option Awards
Steven M. Cakebread	1,251	41,681
Bob L. Martin	1,251	36,681
Ellen F. Siminoff	1,251	36,681

(3)	Mr. Martin resigned from our board effective February 25, 2010. All stock awards and option awards granted in 2009 were unvested and forfeited upon the effective date of resignation.

Security Ownership of Certain Beneficial Holders and Management

The following table sets forth information regarding ownership of our common stock as of March 25, 2010, the Record Date, by (a) each person or group of affiliated persons known by us to be the beneficial owner of more than 5% of common stock, (b) each of our directors and nominees for director, (c) each of our named executive officers and (d) all directors and executive officers as a group.

Beneficial ownership in this table is determined in accordance with the rules of the SEC and does not necessarily indicate beneficial ownership for any other purpose. Under these rules, the number of shares of common stock deemed outstanding includes shares issuable upon exercise of options held by the respective person or group that may be exercised within 60 days after March 25, 2010. For purposes of calculating each person’s or group’s percentage ownership, stock options exercisable within 60 days after March 25, 2010 are included for that person or group but not the stock options of any other person or group. Percentage of beneficial ownership is based on the shares of common stock outstanding as of March 25, 2010.

Name and Address of Beneficial Owner (1)	Number of Shares Beneficially Held	Approximate Percentage of Common Stock Outstanding
Over 5% Stockholders:
Bain Capital Venture Integral Investors, LLC (2)	7,733,684	11.4
Entities affiliated with Insight Ventures (3)	9,581,543	14.1
Entities affiliated with Donald C. Yonce (4)	15,667,598	23.1
Named Executive Officers, Directors and Nominees:
Michael S. Bennett (5)	2,789,694	4.0
Mark Bonham	—	—
Steven M. Cakebread (6)	34,876	*
Douglas G. Hibberd (7)	466,671	*
Jeffrey L. Horing (3)	9,581,543	14.1
J. Benjamin Nye (2)	7,733,684	11.4
Rita J. Selvaggi (8)	426,501	*
Ellen F. Siminoff (9)	27,098	*
Roger J. Sippl	—	—
Kevin B. Thompson (10)	858,648	1.3
Kenny L. Van Zant (11)	594,151	*
Donald C. Yonce (4)	15,667,598	23.1
All executive officers and directors as a group (18 people) (12)	38,703,404	52.6

*	Represents beneficial ownership of less than 1%.
(1)	Unless otherwise indicated and subject to applicable community property laws, to our knowledge, each stockholder named in the following table possesses sole voting and investment power over the shares listed, except for those jointly owned with that person’s spouse. Unless otherwise indicated, the address of each of the named individuals is: c/o SolarWinds, Inc., 3711 South MoPac Expressway, Building Two, Austin, Texas 78746.
(2)	J. Benjamin Nye, one of our directors, is a Managing Director of Bain Capital Venture Investors, LLC, which is the administrative member of Bain Capital Venture Integral Investors, LLC (“BCVII”), and may be deemed to share voting and dispositive power over the shares held by BCVII. Michael A. Krupka is the sole managing member of Bain Capital Venture Investors, LLC and may also be deemed to share voting and dispositive power over shares held by BCVII. Messrs. Nye and Krupka disclaim beneficial ownership of shares held by BCVII, except to the extent of their respective pecuniary interests therein. The address for each of BCVII, and Messrs. Krupka and Nye is: 111 Huntington Avenue, Boston, MA 02199. For a discussion of our material relationships with BCVII in 2009 see “Certain Relationships and Related Party Transactions.”

(3)	Represents 3,543,628 shares held by Insight Venture Partners V, L.P., 122,978 shares held by Insight Venture Partners (Cayman) IV, L.P., 1,072,958 shares held by Insight Venture Partners (Cayman) V, L.P., 3,593,059 shares held by Insight Venture Partners V Coinvestment Fund, L.P., 113,362 shares held by Insight Venture Partners IV (Co-Investors), L.P., 208,379 shares held by Insight Venture Partners V (Employee Co-Investors), L.P., 7,312 shares held by Insight Venture Partners IV (Fund B), L.P. and 919,867 shares held by Insight Venture Partners IV, L.P. Insight Holdings Group, L.L.C. (“Insight Holdings”) is the managing member of Insight Venture Associates IV, L.L.C. and Insight Associates V, L.L.C., which in turn are the general partners of (i) Insight Venture Partners IV, L.P. and Insight Venture Partners V, L.P., respectively, (ii) Insight Venture Partners IV (Fund B), L.P. and Insight Venture Partners V (Employee Co-Investors), L.P., respectively, (iii) Insight Venture Partners IV (Co-Investors), L.P. and Insight Venture Partners V Coinvestment Fund, L.P., respectively; and (iv) Insight Venture Partners (Cayman) IV, L.P. and Insight Venture Partners (Cayman) V, L.P., respectively (collectively, the “Funds”). Jeffrey L. Horing, Deven Parekh and Peter Sobiloff are the members of the board of directors of Insight Holdings. Because Messrs. Horing, Parekh and Sobiloff are the members of the board of directors of Insight Holdings and Insight Holdings is the managing member of Insight Associates IV and Insight Associates V and Insight Associates IV and Insight Associates V are the general partners of the Funds, they have voting and dispositive power over these shares. Each of Messrs. Horing, Parekh and Sobiloff disclaim beneficial ownership of the shares except to the extent of his pecuniary interests in these entities. The address of the Insight entities and Mr. Horing is: 680 Fifth Avenue, 8th Floor, New York, NY 10019. For a discussion of our material relationships with entities associated with Insight in 2009, see “Certain Relationships and Related Party Transactions.”
(4)	Represents 10,321,934 shares held by the Donald Yonce 2007 Trust and 5,345,664 shares held by Atlantis SolarWinds, LP. Mr. Yonce is the trustee of the Donald Yonce 2007 Trust and has voting and dispositive power over the shares held by the Donald Yonce 2007 Trust. The Donald Yonce 2007 Trust is a grantor retained annuity trust. The annual annuity payment under the trust may be paid in partnership interests in Atlantis SolarWinds, LP. Atlantis SolarWinds, LLC is the general partner of Atlantis SolarWinds, LP. The Donald Yonce Family Trust is the sole member of Atlantis SolarWinds, LLC. Mr. Yonce is the trustee of the Donald Yonce Family Trust and, by virtue of this relationship, has sole voting and dispositive power over the shares held by Atlantis SolarWinds, LP.
(5)	Represents shares issuable upon the exercise of options exercisable within 60 days of March 25, 2010, of which 2,617,760 will be fully vested. MSB Asset Management, LP (“MSB LP”) holds 1,059,822 of the vested options. MSB Asset Management GP, LLC is the general partner of MSB LP. Mr. Bennett is the sole manager of MSB Asset Management GP, LLC, and, by virtue of this relationship, may be deemed to have voting and dispositive power over the shares issuable upon the exercise of options held by MSB LP. Mr. Bennett disclaims beneficial ownership of the shares issuable upon the exercise of options held by MSB LP except to the extent of his pecuniary interest therein.
(6)	Represents 33,625 shares subject to options exercisable and 1,251 shares of restricted stock, which vest on or within 60 days of March 25, 2010.
(7)	Represents shares issuable upon the exercise of options exercisable within 60 days of March 25, 2010, of which 447,847 will be fully vested. Clontarf Investments, Ltd. holds 110,000 of the vested options. Clontarf Investments GP, LLC is the general partner of Clontarf Investments, Ltd. Mr. Hibberd and his wife are the sole members of Clontarf Investments GP, LLC, and, by virtue of this relationship, may be deemed to have voting and dispositive power over the shares issuable upon the exercise of the options held by Clontarf Investments, Ltd.
(8)	Represents shares issuable upon the exercise of options exercisable within 60 days of March 25, 2010, of which 407,677 will be fully vested.
(9)	Represents 25,847 shares subject to options exercisable and 1,251 shares of restricted stock, which vest on or within 60 days of March 25, 2010.
(10)	Represents shares issuable upon the exercise of options exercisable within 60 days of March 25, 2010, of which 839,845 will be fully vested.
(11)	Represents shares issuable upon the exercise of options exercisable within 60 days of March 25, 2010.

(12)	Includes 5,718,077 shares issuable upon exercise of options exercisable within 60 days of March 25, 2010, of which 5,489,692 will be fully vested, and 2,502 shares of restricted stock held by certain of our directors, which are subject to a repurchase right held by us until the earlier of 2010 annual meeting of our stockholders or December 31, 2010, provided such directors remain directors on such date.

Certain Relationships and Related Transactions

Applicable Policies and Procedures

Consistent with SEC rules, a related or interested party transaction includes a transaction between the Company and a director, director nominee or executive officer of the Company or a beneficial owner of more than 5% of the Company’s common stock or any of their respective immediate family members. The Company’s Code of Business Ethics and Conduct requires that each employee report to management on an ongoing basis any relationship or transaction that may create or appear to create a conflict between the personal interests of those individuals (or their immediate family members) and the interests of the Company. A conflict, or appearance of a conflict, might arise, for example, by accepting gifts from a current or potential customer, supplier or competitor, owning a financial interest in, or serving in a business capacity with, an outside enterprise that competes with or does or wishes to do business with, the Company, or using confidential Company information or other corporate assets for personal profit. Members of the board are also advised to disclose any potential conflict of interest to the full board.

If a conflict of interest or related party transaction is of a type or a nature that falls within the scope of oversight of a particular board committee, it is referred to that committee for review. The board or the responsible committee thereof must review any potential conflict and determine whether any action is required, including whether to authorize, ratify or direct the unwinding of the relationship or transaction under consideration, as well as ensure that appropriate controls are in place to protect the Company and its stockholders. In making that determination, the board or responsible committee considers all relevant facts and circumstances, such as the benefits of the transaction to the Company; the terms of the transaction and whether they are arms’-length and in the ordinary course of the Company’s business; the direct or indirect nature of the related person’s interest in the transaction; the size and expected term of the transaction; and other facts and circumstances that bear on the materiality of the related person transaction under applicable law and listing standards.

In order to ensure that all material relationships and related person transactions have been identified, reviewed and disclosed in accordance with applicable policies, procedures and regulations, each director and executive officer also completes and signs a questionnaire at the end of each fiscal year that requests confirmation that there are no material relationships or related person transactions between such individuals and the Company other than those previously disclosed to the Company.

Related Person Transaction

The following is a description of transactions since January 1, 2009, in which we have been a participant, in which the amount involved exceeded or will exceed $120,000 and in which any of our directors, executive officers, beneficial holders of more than 5% of our capital stock, or entities affiliated with them, had or will have a direct or indirect material interest.

Registration Rights Agreement

We entered into a registration rights agreement dated as of December 13, 2005, as amended, with certain stockholders. Subject to the terms of this agreement, holders of approximately 33.3 million shares having demand registration rights can demand that we file a registration statement covering sales of the shares. In addition, holders of approximately 34.6 million shares having piggyback registration rights (which includes the shares with demand registration rights) can request that their shares be covered by a registration statement that we otherwise file. The registration rights agreement was filed as an exhibit to our Annual Report on Form 10-K for the year ended December 31, 2009 as filed with the SEC.

Stockholders’ Agreement

Prior to our initial public offering (“IPO”) in May 2009, the election of our directors was governed by a stockholders’ agreement that we entered into in December 2005. Pursuant to this agreement, the parties agreed to vote any shares of our common stock and any of our other voting securities held by them in favor of the election to our board of:

•	two directors designated by Bain Capital Ventures, which directors at the time of our IPO were J. Benjamin Nye and Ellen F. Siminoff;

•	two directors designated by Insight Venture Partners, which directors at the time of our IPO were Jeffrey L. Horing and Steven M. Cakebread;

•	two directors designated by Donald C. Yonce, David A. Yonce and certain affiliated entities, which directors at the time of our IPO were Donald C. Yonce and John D. Thornton;

•	our Chief Executive Officer, which at the time of our IPO was Michael S. Bennett; and

•	one director designated by a majority of the directors listed above in this sentence, which director at the time of our IPO was Bob L. Martin.

These rights to designate directors and obligations to vote shares in favor of such directors automatically terminated upon completion of our IPO, but many of the members previously elected to our board pursuant to the agreement have continued to serve as directors and will do so until their successors are duly elected or their earlier death, resignation or removal. In February 2010, Messrs. Martin and Thornton resigned from our board and Mr. Bonham was appointed to fill the vacancy created by the resignation of Mr. Martin. In March 2010, Mr. Sippl was appointed to fill the vacancy created by the resignation of Mr. Thornton.

Earnout Payments to Entities Affiliated with Donald C. Yonce and David Yonce

Pursuant to a Redemption Agreement that we entered into with our original stockholders in December 2005, we made one-time earnout payments in the amount of $18.0 million to an entity affiliated with Donald C. Yonce, our founder and a director, and $2.0 million to an entity affiliated with David A. Yonce, the brother of Donald C. Yonce. In accordance with the agreement, these payments were made in November 2009, three business days following the expiration date of the lock-up agreements entered into in connection with our IPO by the holders of a majority of our outstanding common stock on an as-converted basis.

Employment Agreements

We have entered into agreements containing compensation, termination and change of control provisions, among others, with each of our current executive officers as described under the caption “Executive Compensation” below.

Indemnification of Officers and Directors

Our amended and restated certificate of incorporation and bylaws provide that we indemnify each of our directors and officers to the fullest extent permitted by the Delaware General Corporation Law. Further, we have entered into indemnification agreements with each of our directors and officers. For further information, see “Executive Compensation—Limitation of Liability and Indemnification of Directors and Officers.”

In 2009, we paid legal fees and settlement expenses incurred by Donald C. Yonce, our founder and a member of our board of directors, pursuant to an agreement we made with Mr. Yonce relating to a pending legal proceeding with a former employee, as further described in our Annual Report on Form 10-K for the year ended December 31, 2009 under the caption “Business—Legal Proceedings.” This action was resolved pursuant to a confidential settlement agreement dated December 11, 2009. We paid $6.5 million in legal fees and settlement expenses, net of insurance reimbursements, in connection with the settlement of this lawsuit in 2009.

Policies and Procedures for Related Party Transactions

Our Audit Committee must review and approve in advance any related party transaction. All of our directors, officers and employees are required to report to the Audit Committee any related party transaction prior to entering into the transaction. The Audit Committee shall review any proposed related party transaction for approval and confirm that they are on terms no less favorable to us than those that we could obtain from unaffiliated third parties.

All of the transactions set forth above were approved in advance by our Audit Committee or our board. We believe that we have executed all of the transactions set forth above on terms no less favorable to us than we could have obtained from unaffiliated third parties.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors, executive officers, and persons who own more than 10% of our common stock (“Reporting Persons”) to file reports of ownership and changes in ownership of our common stock with the SEC. Based solely on our review of such reports received or written representations from certain Reporting Persons during 2009, we believe that all Reporting Persons complied with all applicable reporting requirements in 2009, except that: (i) each Reporting Person (comprised of those directors listed under “Proposal One: Election of Directors” and the executive officers listed under “Executive Officers” of this Proxy Statement, who served in such capacity at the time of our IPO), other than Jeff Horing, failed to file his or her Form 3 on a timely basis; and (ii) each of Ms. Siminoff and Messrs. Cakebread and Martin failed to file timely one Form 4, each regarding two director equity-based compensation awards.

Code of Business Ethics and Conduct

Our board adopted a code of business ethics and conduct for all employees, including our executive officers, and directors. The code of business ethics and conduct is available without charge upon request in writing to SolarWinds, Inc., 3711 South MoPac Expressway, Building Two, Austin, Texas 78746, Attn: General Counsel or on the investor relations portion of our website at www.solarwinds.com. The Company will disclose on its website at www.solarwinds.com, to the extent and in the manner permitted by Item 5.05 of Form 8-K, the nature of any amendment to this code of business ethics and conduct (other than technical, administrative, or other non-substantive amendments), our approval of any material departure from a provision of this code of business ethics and conduct, and our failure to take action within a reasonable period of time regarding any material departure from a provision of this code of business ethics and conduct that has been made known to any of our executive officers.

PROPOSAL TWO: RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

The Audit Committee of our board has selected PricewaterhouseCoopers LLP to serve as our independent registered public accounting firm for the 2010 fiscal year and will present such selection to the stockholders for ratification at the annual meeting. A representative of PricewaterhouseCoopers LLP is expected to be present at the annual meeting to respond to questions from stockholders and will be given the opportunity to make a statement if so desired.

Stockholder ratification of the Audit Committee’s selection of PricewaterhouseCoopers LLP is not necessary because the Audit Committee has responsibility for selection of our independent auditor. However, the Audit Committee will take your vote on the proposal into consideration when selecting our independent registered public accounting firm in the future. If the selection of Pricewaterhouse Coopers LLP is not ratified by you, the Audit Committee may reconsider the selection. Even if the selection is ratified, the Audit Committee in its discretion may direct the selection of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders.

Required Vote and Recommendation of the Board for Proposal Two

You may vote “FOR,” “AGAINST” or “ABSTAIN” on this proposal. To be approved by our stockholders, this proposal must receive a “FOR” vote by a majority of the votes cast on this proposal at the annual meeting. Abstentions are deemed to be votes cast and have the same effect as a vote against this proposal. However, broker non-votes are not deemed to be votes cast and, therefore, will have no effect on the outcome of the vote.

Our Board recommends that you vote FOR the proposal to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal year 2010.

Audit and Non-Audit Fees

PricewaterhouseCoopers LLP served as our independent registered public accounting firm for the years ended December 31, 2009 and 2008. In addition to performing the audit of our consolidated financial statements, PricewaterhouseCoopers LLP also provides various other services to us. Fees paid to PricewaterhouseCoopers LLP for services provided during these years are presented below.

	2009	2008
Audit Fees	$900,221	$1,054,744
Audit-Related Fees	—	—
Tax Fees	259,600	489,604
All Other Fees	1,599	3,223

Total	$1,161,420	$1,547,571

Audit Fees. Audit fees relate to professional services rendered for the audit of our annual consolidated financial statements, for the reviews of the consolidated financial statements included in our quarterly reports on Form 10-Q, for the audit of management’s report on the effectiveness of our internal control over financial reporting, as required under Section 404 of the Sarbanes-Oxley Act of 2002, fees associated with SEC registration statements, assistance in responding to SEC comment letters, accounting consultations related to audit services and other services that are normally provided by the independent auditor in connection with statutory and regulatory filings both domestically and internationally.

Audit-Related Fees. Audit-related fees include services for assurance and other related services, such as consultations concerning financial accounting and reporting matters and due diligence related to mergers and acquisitions.

Tax Fees. Tax fees include services for tax compliance and research, tax advice, tax planning and technical tax advice.

All Other Fees. All other fees include the fees for access to an accounting research software service provided by PricewaterhouseCoopers LLP.

Pre-Approval of Audit and Non-Audit Services

The Audit Committee is authorized by its charter to pre-approve all audit and permitted non-audit services to be performed by our independent registered public accounting firm. The Audit Committee reviews and approves the independent registered public accounting firm’s retention to perform audit services, including the associated fees. The Audit Committee also evaluates other known potential engagements of the independent registered public accounting firm, including the scope of the proposed work and the proposed fees, and approves or rejects each service, taking into account whether the services are permissible under applicable law and the possible impact of each non-audit service on the independent registered public accounting firm’s independence from management. At subsequent meetings, the Audit Committee will receive updates on the services actually provided by the independent registered public accounting firm, and management may present additional services for approval. The Audit Committee has delegated to the Chairman of the Audit Committee the authority to evaluate and approve engagements on behalf of the Audit Committee in the event that a need arises for pre-approval between Audit Committee meetings. If the Chairman so approves any such engagements, he will report that approval to the full Audit Committee at its next meeting.

Our Audit Committee has reviewed the fees described above, and believes that such fees are compatible with maintaining the independence of PricewaterhouseCoopers LLP.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee of our board of directors is responsible for, among other things, reviewing with PricewaterhouseCoopers LLP, our independent registered public accounting firm, the scope and results of their audit engagement. In connection with the 2009 audit, the Audit Committee has:

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reviewed and discussed with management the Company’s audited financial statements, including management’s report on internal controls over financial reporting, included in our Annual Report on Form 10-K for the year ended December 31, 2009;

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discussed with PricewaterhouseCoopers the matters required by Statement of Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU § 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T; and

•	received from and discussed with PricewaterhouseCoopers the communications from PricewaterhouseCoopers required by the Public Company Accounting Oversight Board regarding their independence.

Based on the review and discussions described in the preceding bullet points, the Audit Committee recommended to the board of directors that the audited financial statements and management’s report on internal controls over financial reporting be included in our Annual Report on Form 10-K for the year ended December 31, 2009 for filing with the Securities and Exchange Commission.

The Audit Committee has adopted a charter and a process for pre-approving services to be provided by PricewaterhouseCoopers.

The members of the Audit Committee have been determined to be independent in accordance with the requirements of Section 303.01 (B)(2)(a) and (3) of the NYSE listing standards and the requirements of Section 10A(m)(3) of the Exchange Act.

SUBMITTED BY THE AUDIT COMMITTEE OF

BOARD OF DIRECTORS

Steven M. Cakebread (Chair)

Mark Bonham

Ellen F. Siminoff

EXECUTIVE OFFICERS

Set forth below is the name, age, and position of each of our executive officers as of the date of this proxy statement.

Name	Age	Position
Michael S. Bennett	58	Executive Chairman
Kevin B. Thompson	44	President and Chief Executive Officer
Michael J. Berry	46	Senior Vice President and Chief Financial Officer
Douglas G. Hibberd	45	Senior Vice President, Engineering
J. Barton Kalsu	42	Chief Accountant and Vice President, Finance
David Owens	38	Vice President, Finance and Operations, EMEA
Rita J. Selvaggi	55	Senior Vice President, Marketing
Bryan A. Sims	41	Vice President, General Counsel and Secretary
Paul Strelzick	46	Senior Vice President, Worldwide Sales
Garry D. Strop	63	Vice President, Human Resources and Corporate Infrastructure
Kenny L. Van Zant	40	Senior Vice President and Chief Product Strategist

Michael S. Bennett—For biographical information, see “Proposal One—Election of Directors—Continuing Directors Not Standing for Election.”

Kevin B. Thompson—For biographical information, see “Proposal One—Election of Directors—Nominees for Election as Class I Directors at the Annual Meeting.”

Michael J. Berry has served as our Senior Vice President and Chief Financial Officer since March 2010. He most recently served as Executive Vice President, Finance and Accounting, and Chief Financial Officer of i2 Technologies, Inc. from August 2005 to January 2010 after having served since April 2005 as Senior Vice President of Solutions Management, Development and Operations of The Reynolds and Reynolds Company, Inc., a provider of software and services to the retail automotive industry. He joined Reynolds and Reynolds in November 2003 as Senior Vice President of Services.

Douglas G. Hibberd has served as our Senior Vice President, Engineering, since January 2009. Mr. Hibberd served as our Vice President, Product Development, from August 2006 until January 2009. Prior to joining the Company, Mr. Hibberd was Vice President, Engineering, at RealVue Simulation Technologies, Inc., a provider of custom simulation software to the commercial, industrial and manufacturing sectors, from September 2004 until May 2006. Mr. Hibberd was Vice President, Engineering at ForwardVue Technologies Inc., a provider of supply chain risk management software and services, from November 2001 until September 2004. He holds a degree as a technician in mechanical engineering from Sydney Technical College and has received a fundamentals of engineering certification from the National Council of Examiners for Engineering.

J. Barton Kalsu has served as our Chief Accountant and Vice President, Finance since August 2007. Prior to joining the Company, Mr. Kalsu worked for JPMorgan Chase Bank as Vice President, Commercial Banking, from June 2005 until August 2007. From April 2002 until June 2005, Mr. Kalsu worked for Red Hat as Senior Director of Finance. He holds a B.S. in Accounting from Oklahoma State University.

David Owens has served as our Vice President, Finance and Operations, EMEA since April 2007. Prior to joining the Company, Mr. Owens worked for Red Hat for over seven years, where he served initially as Director of Global Logistics and Production and then as Senior Director of Finance-EMEA. Mr. Owens qualified as a chartered accountant with Ernst & Young in 1995 and is a member of the Institute of Chartered Accountants in Ireland.

Rita J. Selvaggi has served as our Senior Vice President, Marketing, since January 2009. Ms. Selvaggi served as our Vice President, Marketing, from August 2006 until January 2009. Prior to joining the Company, Ms. Selvaggi was Vice President, Corporate Development at Blue Coat Systems, a provider of hardware proxy appliances for corporate networks, from March 2006 until June 2006. She was Vice President, Marketing and Business Development, at Permeo Technologies, Inc., a network security software company, from January 2004 until its acquisition by Blue Coat Systems in March 2006. From January 2003 until January 2004, Ms. Selvaggi was an independent business development consultant. She holds a B.A. in Spanish with a minor in Business Administration from the University of Delaware and a M.B.A. from the University of Texas at Austin.

Bryan A. Sims has served as our Vice President, General Counsel and Secretary since March 2007. From July 2005 until March 2007, Mr. Sims was Of Counsel at Squire, Sanders & Dempsey, where he was head of the Open Source Software Group and focused on intellectual property, corporate mergers and acquisitions and commercial transactions. From September 2000 until August 2005, Mr. Sims served as a Vice President at Red Hat. Mr. Sims holds a B.A. in English with a minor in Business Administration/Finance from Howard University and a J.D. from The Ohio State University College of Law.

Paul Strelzick has served as our Senior Vice President, Worldwide Sales, since January 2009. Mr. Strelzick served as our Vice President, Worldwide Sales, from January 2008 until January 2009 and as our Vice President, North American Sales, from July 2007 until January 2008. Prior to joining the Company, Mr. Strelzick served as Vice President, Sales, for various technology companies, including Uplogix, Inc., a provider of remote network management solutions, from March 2006 until April 2007, MessageOne, Inc., a provider of managed services for email archiving, management and business continuity, from September 2004 until February 2006, Permeo Technologies, Inc., a network security software company, from October 2003 until June 2004 and NetIQ Corporation, a provider of systems and security management solutions, from July 1999 to October 2003. He holds a B.A. in History from the State University of New York (Albany).

Garry D. Strop has served as our Vice President, Human Resources and Corporate Infrastructure since June 2008. From November 2004 until June 2008, Mr. Strop served as Director, Americas Supply Chain, at Symantec Corporation, an infrastructure software company. From January 2004 until November 2004, Mr. Strop was Senior Manager, Operations for Procket Networks. From December 2002 until January 2004, Mr. Strop was General Manager for Exel, Inc., a logistics company. Mr. Strop holds a B.S. in Business Administration from Arizona State University.

Kenny L. Van Zant has served as our Chief Product Strategist since September 2006 and as a Senior Vice President since January 2009. Prior to joining the Company, Mr. Van Zant served as Executive Vice President, Products and Marketing, at Motive, Inc., a provider of broadband management software, from January 2003 until May 2006. He holds a B.S. in Electrical Engineering from the University of Texas at Austin.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The following discussion and analysis of compensation arrangements of our named executive officers (“NEOs”) for 2009 should be read together with the compensation tables and related disclosures set forth below. This discussion contains forward-looking statements that are based on our current plans, considerations, expectations and determinations regarding future compensation programs. The actual amount and form of compensation and the compensation programs that we adopt may differ materially from currently planned programs as summarized in this discussion.

Overview of Compensation Program

Our compensation and benefits programs seek to attract and retain talented, qualified senior executives to manage and lead our Company and to motivate them to pursue our corporate objectives. Our current and proposed compensation programs reflect a mix of cash and equity elements to focus senior executives on not only short-term results, but also long-term success. Our compensation programs are designed to:

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reflect our compensation philosophy to pay competitively for achieving target levels of performance, with a significant upside opportunity to earn additional compensation for achieving superior results;

•	align the interests of management and stockholders;

•	encourage effective use of resources to achieve corporate objectives;

•	pay for performance by rewarding and differentiating among executives based on the achievement of the Company and functional objectives/targets established by the Compensation Committee; and

•	manage risk through oversight and compensation design features and practices that balance short-term and long-term incentives.

The current compensation program consists of base salary, short-term incentives and a long-term equity component, historically in the form of stock options and restricted stock units (“RSUs”). We have discussed each element of the compensation program in more detail in the subsection titled “—Components of Our Compensation Program.”

Compensation Philosophy

In January 2008, our management and board, based on the recommendation of the Compensation Committee, adopted the following compensation philosophy to guide compensation decision-making and program design.

•	The total compensation package is targeted at the 75th percentile of competitive market levels with the opportunity to earn additional compensation for superior performance;

•

The elements of the total compensation package are designed to reward the executive management team for achieving our Company objectives, with significant upside opportunity for exceeding the performance objectives;

•	The compensation package balances achievement of short-term performance objectives with long-term strategic goals;

•

The compensation package is designed to align the interests of our management with those of our stockholders by paying a significant portion of each executive officer’s total compensation in the form of stock options and/or restricted stock; and

•	Our total compensation program is designed to provide compensation opportunities that are competitive with those companies with which we compete for executive talent.

The Compensation Committee recently reviewed and maintained this philosophy in February 2010 and expects to review the philosophy annually.

The Compensation Committee

The Compensation Committee has the overall responsibility of overseeing the compensation and benefit programs for our executive officers. Members of the committee are appointed by the board. Currently, the Compensation Committee consists of four members of the board, Messrs. Cakebread, Horing, Nye and Sippl. See the section entitled “Proposal One—Election of Directors—Board Committees—Compensation Committee” for

more information regarding the Compensation Committee. The Compensation Committee is responsible for ensuring that our compensation policies and practices support the successful recruitment, development and retention of the executive officer talent required for us to achieve our business objectives.

Participation of Management in Compensation Decisions

We believe that the best way to align executive and stockholder interests is through a compensation program designed with input from our Executive Chairman and Chief Executive Officer in an ongoing dialogue with the Compensation Committee and, as appropriate, external advisors regarding internal, external, cultural and business challenges and opportunities facing our Company and our executive officers. Prior to 2010, Michael S. Bennett, our Chief Executive Officer at the time, provided recommendations to the Compensation Committee with respect to individual performance and related compensation decisions for our executive officers for the Compensation Committee’s review and approval. In February 2010, Mr. Bennett became our Executive Chairman and Kevin B. Thompson became our President and Chief Executive Officer. We expect Messrs. Bennett and Thompson to provide these recommendations in the future. To date, Messrs. Bennett, Thompson and Sims have attended certain meetings of the Compensation Committee, but have not been present during the portion of any meeting when their own compensation was discussed.

In 2009, the Compensation Committee sought the input of Mr. Bennett, our Chief Executive Officer at the time, when evaluating his performance and establishing recommendations for his compensation. Since our IPO, the Compensation Committee makes all decisions with regard to Mr. Bennett’s performance and compensation based, in part, on his guidance. However, Mr. Bennett was not permitted to be present during deliberations or voting by the Compensation Committee regarding his compensation goals and objectives, performance evaluation or compensation level approval. We expect to continue this practice in the future.

Compensation Consultants

The Compensation Committee has the authority to retain a compensation consultant to assist it in evaluating the compensation of our Chief Executive Officer and our other executive officers and to approve the consultant’s fees and engagement terms. The Compensation Committee also has the authority to retain other advisors to assist it in fulfilling its responsibilities.

In October 2008, our management engaged Ernst & Young LLP (“E&Y”) to conduct a review of our executive compensation program and to make recommendations for 2009 compensation for our executive officers. We believe E&Y is independent because we are unaware of any relationship that could affect its independence and because the Compensation Committee was able to communicate directly with E&Y and assess the results of E&Y’s review.

E&Y conducted a review of total compensation for our top ten executive officers comparing them in compensation to similar positions at publicly-traded companies of similar size in the technology industry. The top ten executive officers were identified by Messrs. Bennett and Thompson based on their respective levels of responsibility. Messrs. Bennett, Thompson and Sims reviewed this report in November 2008 and Mr. Bennett presented this report along with other information to the Compensation Committee. In 2009, the Compensation Committee determined the compensation of each member of the senior leadership group based, in part, on the recommendations of Mr. Bennett.

In October 2009, the Compensation Committee engaged Compensia to conduct a review of our executive compensation program and to make recommendations for 2010 compensation for our executive officers. We believe Compensia is independent because we are unaware of any other relationship that could affect its independence (including that Compensia does not provide other, non-compensatory services for the Company) and because the Compensation Committee communicated directly with Compensia and assessed the results of Compensia’s review.

Compensia conducted a review of total compensation for our executive officers by comparing them in compensation to similar positions at publicly-traded companies of similar size in the technology industry. Mr. Bennett reviewed this report with the Compensation Committee and provided his recommendations along with other information to the Compensation Committee. The Compensation Committee considered the Compensia report and Mr. Bennett’s recommendations in setting the 2010 compensation for our executive officers.

Competitive Market

Our executive compensation program is designed so that total short-term and long-term compensation are competitive with comparable positions at comparable companies. In recommending 2009 compensation, Messrs. Bennett, Thompson and Sims selected a group of comparable companies based on a number of factors, including size, industry focus, growth rate, complexity of operations and tenure as a publicly-traded company. These companies (“2009 Peer Group”) included the following:

Akamai Technologies	NetSuite
Ariba	Omniture
Aruba Networks	Opsware
Concur Technologies	Red Hat
Data Domain	Riverbed Technology
DemandTec	salesforce.com
Kenexa	SuccessFactors
NetScout Systems	VMware

In addition to the 2009 Peer Group analyses, management reviewed information from a proprietary database created by Culpepper and Associates, Inc., a compensation advisory firm focused on technology companies. The Culpepper database consisted of compensation data from numerous companies presented in consolidated form such that individual peer companies were not identified. Management also reviewed benchmarks developed by E&Y based on published surveys of nationally recognized human resources consulting firms available to E&Y. These surveys consisted of compensation data from companies operating in all industries and of all revenue sizes, including compensation data not disclosed in public documents of the 2009 Peer Group. E&Y selected data of companies in the technology industry with revenue comparable to our anticipated revenue and matched the duties and responsibilities of each of our officers to those in the survey data to develop appropriate benchmarks.

In setting 2010 compensation, our Compensation Committee reviewed the 2009 Peer Group and selected more appropriate companies after the impact of changed economic events and the changed industry focus, size, scope, growth rate or complexity of operations of the members. They used the following group of comparable companies (the “2010 Peer Group”) in determining 2010 compensation:

Advent Software	NetSuite
ArcSight	Pegasystems
Bankrate	Quest Software
Blackboard	Red Hat
Blue Coat Systems	Sourcefire
CommVault Systems	SPSS
Concur Technologies	SuccessFactors
Constant Contact	Taleo
NetScout Systems

Components of Our Compensation Program

In setting total compensation, the Compensation Committee seeks to achieve the optimal balance between:

•	fixed and variable (or “at risk”) payments;

•	short- and long-term pay elements; and

•	cash and equity-based elements.

Our compensation program consists of base salary, cash bonuses based on achievement of short-term objectives, long-term incentives, and benefits. Each of the components is designed to motivate our executive officers to achieve the overall corporate goals and objectives and to drive the success of our Company. The overall corporate objectives include:

•	increasing market penetration in key areas;

•	encouraging new product development;

•	increasing bookings/revenue;

•	controlling operating expenses; and

•	generating high adjusted EBITDA (Earnings before Interest, Taxes, Depreciation, and Amortization) margins relative to peers.

The Compensation Committee recommended, and our board adopted, these objectives based on their determination that they represent the key indicators of success for our business. We review these objectives at least annually.

We believe that our compensation programs are designed to support these objectives because the total compensation program places a significant amount of each executive officer’s total potential compensation “at risk” based on corporate performance. Base salary and benefits represent less than half of each executive officer’s potential total compensation at target performance levels for each of 2009 and 2010. Each component is described in more detail below.

We evaluate these components on an aggregate basis and, as a result, each component affects decisions regarding the other components. We consider every component of compensation, both potential and realized, when determining the amount of each component of compensation. We do not currently have any policies regarding the adjustment or recovery of awards or payments in the event the relevant performance measures upon which the awards or payments are based are restated or otherwise adjusted in a manner that would decrease the size of an award or payment.

Base Salary. We pay an annual base salary to our executive officers in order to provide them with a fixed rate of cash compensation during the year. The Compensation Committee generally targets base salaries for executives to be at the 75th percentile of the median for the comparable position at comparable companies. We adjust the target base salary for executive officers based upon a number of factors, including overall performance against our financial and strategic plan; overall functional unit expense controls; assessment of professional effectiveness, consisting of competencies such as leadership, commitment, creativity and team accomplishment; the underlying scope of their responsibilities; their individual performance; their experience; internal equity; competitive market compensation; and retention concerns. Achievement of these factors will be measured as a whole.

The Compensation Committee recommended and our board approved increasing base salaries of certain executive officers for 2009 and 2010 to reflect performance-based factors and competitive conditions. The Compensation Committee reviews competitive market data, business conditions and internal factors annually to determine appropriate base salary adjustments.

On March 1, 2010, our board appointed Michael S. Bennett as Executive Chairman and Kevin B. Thompson as President and Chief Executive Officer. Our Compensation Committee increased the base salary of Mr. Thompson to be comparable to similarly-situated Chief Executive Officers at comparable companies. These adjustments and all other adjustments to the base salary of other executive officers became effective on March 1, 2010. The table below shows base salaries for our NEOs for 2009 and 2010.

Officer	Title (as of March 1, 2010)	2009 Base Salary	2010 Base Salary	% Increase
Michael S. Bennett	Executive Chairman	$400,000	$400,000	0.0%
Kevin B. Thompson	President and Chief Executive Officer	300,000	350,000	16.7
Douglas G. Hibberd	SVP, Engineering	250,000	265,000	6.0
Rita J. Selvaggi	SVP, Marketing	250,000	265,000	6.0
Kenny L. Van Zant	SVP and Chief Product Strategist	250,000	250,000	0.0

Cash Bonuses. We pay cash bonuses to our NEOs based on the achievement of our Company objectives in order to incent management to achieve these objectives. These objectives have historically been determined by Mr. Bennett based on input from Mr. Thompson and reviewed and approved by our board. Our 2009 and 2010 objectives were determined by Mr. Bennett in conjunction with the Compensation Committee and based on input from Mr. Thompson, with final review and approval by the Compensation Committee. These objectives may change from year to year as we continue to evolve and establish different priorities, but will remain subject to the review and approval of the Compensation Committee.

In 2009, the objective under our Executive Bonus Plan was for us to achieve quarterly revenue targets. Messrs. Bennett and Thompson recommended targets and our board made the final determination. With the exception of our Vice President, Worldwide Sales, who participates in a commission plan, all executive officers participate in the Executive Bonus Plan. Under the Executive Bonus Plan, participants were required to achieve a minimum of 85% of the quarterly revenue target to be eligible for a quarterly bonus. For each additional percentage point of the quarterly revenue target achieved between 85% and 100%, the executive earned approximately 6.67% of the quarterly target bonus. In addition, the executive officer group was eligible for an “excess bonus” to the extent that quarterly revenue targets were exceeded. When a quarterly revenue target was exceeded, 5% of the excess revenue was placed into a bonus pool to be distributed among the executive officer group. Under the Executive Bonus Plan, deductions were made from the bonus pool to the extent that actual operating expenses exceeded budgeted operating expenses. The bonus pool was reduced by 5% of the excess of actual operating expenses, excluding expenses associated with the quarterly revenue in excess of the target, over budgeted operating expenses. The operating expense deduction was limited to 50% of the total quarterly bonus pool resulting from excess revenue. This excess bonus pool has no maximum amount.

Our target and actual revenue amounts for 2009 were as follows (in millions):

2009 Period	Target Revenue	Actual Revenue
First Quarter	$26.0	$24.1
Second Quarter	25.8	27.0
Third Quarter	31.5	32.4
Fourth Quarter	34.2	33.0

Full Year	$117.5	$116.4

Our Compensation Committee established our initial quarterly revenue and expense goals in the first quarter based on our annual plan for 2009. Prior to the beginning of each subsequent quarter, the Compensation Committee used its discretion to establish revised quarterly revenue and expense goals based on current information regarding our business and macroeconomic conditions. When we established our 2009 target levels, we believed that they were challenging but achievable for the executive group with excellent execution of our plan.

In the first quarter of 2009, we achieved approximately 93% of our quarterly revenue goal and made bonus payments to our NEOs equal to 50% of their target bonus amounts. We exceeded our revenue goals for the second and third quarters, resulting in quarterly bonus payouts at the target bonus levels and funding of the excess bonus pool. In the fourth quarter of 2009, we achieved approximately 96% of our quarterly revenue target, but the Compensation Committee used its discretion and increased bonus payments to our NEOs from 76% of the target bonus amounts to 85% of the target bonus amounts. As we did not meet the full year revenue target, the excess bonus pool was not paid. In addition, we did not meet the sales consistency goals for any quarter in 2009.

We have adopted a 2010 Executive Bonus Plan based on the same structure of the one used in 2009. We have set revenue and expense goals for 2010 based on our annual operating plan that we believe are challenging, but achievable for the executive group with excellent execution of our plan.

In 2009, annual target bonus levels for our NEOs ranged from $75,000 to $300,000. Actual target bonus amounts for 2009 are shown below under “Executive Compensation—Grants of Plan-Based Awards in 2009.” On July 30, 2009, our Compensation Committee approved an amendment to our Executive Bonus Plan to increase the target bonus amount of Mr. Thompson from $250,000 to $300,000 and the target bonus amounts of each of Messrs. Hibberd, Van Zant and Ms. Selvaggi from $75,000 to $125,000 with respect to the third and fourth quarter of 2009 bonuses. We made these increases to bring each officer’s target bonus amount in line with the 75th percentile of market comparable target bonuses. Actual bonuses earned in 2009 are shown below under “Executive Compensation—Summary Compensation Table.”

As a result of the Compensia study, the Compensation Committee approved an increase to the target bonus awards for the executive officer group for 2010. These increases to the target bonus awards were effective March 1, 2010 and reflect competitive market levels for the 2010 Peer Group. Bonuses will be determined based on the achievement of revenue targets. The table below shows the annual target bonuses approved for our NEOs for 2010.

Officer	Target Bonus	Annual Target as % of 2009 Base Salary
Michael S. Bennett	$300,000	75%
Kevin B. Thompson	300,000	86
Douglas G. Hibberd	140,000	53
Rita J. Selvaggi	140,000	53
Kenny L. Van Zant	125,000	50

In addition to the 2010 Executive Bonus Plan, executive officers are eligible to receive an additional 15% of the quarterly target bonus amount for achieving sales consistency goals throughout the quarter. Each of the monthly sales consistency goals must be met to receive the additional bonus amount for the quarter. Our Chief Executive Officer and Chief Operating Officer recommended these goals to the Compensation Committee, which, in turn, approved these goals. We believe it is necessary to maintain consistent sales performance during each month of each quarter in order to improve the likelihood that we will achieve our quarterly targets. If our NEOs earn their maximum quarterly bonus, including the maximum additional amounts upon achievement of our sales consistency goals, their aggregate compensation will be in the 75th percentile of the 2010 Peer Group.

Long-Term Incentives. We utilize long-term equity-based incentives to align the interests of our executive officers with those of our stockholders and to promote a longer-term performance perspective and progress toward achieving our long-term strategy. In addition, equity-based awards provide an important retention tool for us because they historically have been subject to vesting based on continued service. We have historically granted stock option awards and recently began to grant RSUs.

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Stock Options: Options only have value to recipients if the stock price increases over the exercise price, which is set equal to the fair market value of the Company’s common stock on the grant date. Options granted to our NEOs generally vest 25% on the first anniversary of the vesting commencement date, with the remainder vesting ratably over the next 36 months.

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Restricted Stock Units: RSUs are linked with stockholder value since the value of RSU grants rise or fall with the stock price. RSUs are also intended to encourage retention as they generally vest over a period of four years.

Until February 2010, we granted stock options to each of our executive officers upon hire under our Amended and Restated Stock Incentive Plan (“2005 Plan”), which was terminated in May 2009 for purposes of granting any future equity awards. The size and terms of the initial option grant made to each NEO upon joining our Company are primarily to attract experienced executives with established records of success, and are based on competitive conditions applicable to the NEO’s specific position, as well as his or her experience and compensation requirements relative to our executive officers then employed.

In 2009 and 2010, we made an annual grant of equity-based incentives in the first quarter of the year. These equity grants are designed to reward past performance and, to a greater extent, to foster retention of our NEOs. Our Compensation Committee determined the appropriate amounts based on a number of factors, including the outstanding equity awards of each executive officer and equity awards received by executive officers at similar organization levels in comparable companies. In addition, the Compensation Committee evaluated each NEO’s overall performance by evaluating Company performance factors such as achievement of our financial and strategic plan and other business objectives, as well as the NEO’s organization level, ability to impact our results that drive stockholder value and potential to take on roles of increasing responsibility. All of the stock options we have granted to date have an exercise price equal to or greater than fair market value of our common stock on the date of grant.

In April 2009, we granted stock options under the 2005 Plan to each of our named executive officers as part of our annual grant of equity awards. These grants are shown below under “Executive Compensation—Grants of Plan-Based Awards in 2009.” These grants were made

On February 2010, we granted stock options and RSUs as part of our annual grant of equity awards to certain of our executive officers under the 2008 Equity Incentive Plan (the “2008 Plan”). The 2008 Plan allows for the grant of stock options, restricted stock and other stock-based awards such as RSUs. We granted equity awards to certain of our NEOs with a target value as set forth in the table below.

Officer	Value of Stock Options (1)	Value of RSUs (2)	Total Value of Equity Awards
Kevin B. Thompson	$700,000	$700,000	$1,400,000
Douglas G. Hibberd	350,000	350,000	700,000
Rita J. Selvaggi	350,000	350,000	700,000

(1)	Value determined as of the date of grant using the Black-Scholes option-pricing model.
(2)	Value determined based on the closing price per share of common stock on the date of grant.

In determining the above target values, our Compensation Committee considered the outstanding equity awards of each executive officer, competitive market analysis of Compensia’s compensation review of the 2010 Peer Group and the strategic value of each executive officer. The target grant levels are designed to achieve total compensation levels for our executive officers that approximate the 75th percentile of the 2010 Peer Group. Based on the above values, we granted (i) options to purchase 64,800, 32,400 and 32,400 shares of common stock and (ii) 37,100, 18,500 and 18,500 RSUs to Mr. Thompson, Mr. Hibberd and Ms. Selvaggi, respectively. The options were granted at an exercise price of $18.87 per share and vest according to our standard vesting schedule for employee stock options: 25% on the first anniversary of the grant date, with the remainder vesting ratably over the next 36 months, subject to continued service through each applicable date. The RSUs vest according to our standard vesting schedule for employee RSUs: 25% on each of the first four anniversaries of the grant date, subject to continued service through each applicable date.

We chose to grant RSUs in addition to stock options in 2010 to improve the retention value of our equity awards. We chose an equal mix of the target value of stock options and RSUs to balance the benefits of the RSUs and stock options.

We plan to continue making annual equity awards to our executive officers in the first quarter of each year to foster retention and reward performance. The awards are expected to continue to consist of 50% stock options and 50% RSUs as measured by value. We plan to grant awards by taking into consideration our overall performance, market conditions and our options granted and available for issuance and the rate at which we have granted and expect to grant options relative to comparable companies in the 2010 Peer Group.

Benefits. Our executive officers are eligible to participate in standard employee benefit plans, including medical, dental, vision, life, accidental death and disability, long-term disability, short-term disability, and any other employee benefit or insurance plan made available to employees. We maintain a 401(k) plan, which is intended to be a tax-qualified defined contribution plan under Section 401(k) of the Code. In general, all of our U.S. employees are eligible to participate in this plan. The 401(k) plan includes a salary deferral arrangement pursuant to which participants may elect to reduce their current compensation by up to 90% or the statutory limit, $16,500 in 2009, whichever is less, and have the amount of the reduction contributed to the 401(k) plan. Beginning in 2008, we began to match a certain percentage of contributions made by all employees, including our NEOs.

We maintain similar benefit programs for employees outside of the United States.

We believe these benefits are consistent with or better than those offered by companies with which we compete for employees.

Stock Ownership Guidelines

We do not currently have stock ownership guidelines.

Accounting and Tax Considerations

Section 162(m) of the Code sets a limit of $1.0 million on the amount of compensation paid to our Chief Executive Officer and to each of our three most highly compensated executive officers that may be deducted by us for federal income tax purposes in any fiscal year. “Performance-based” compensation that has been approved by our stockholders is not subject to the $1.0 million deduction limit. Although the Compensation Committee cannot predict how the deductibility limit may impact our compensation program in future years, the Compensation Committee intends to maintain an approach to executive compensation that strongly links pay to performance. In addition, although the Compensation Committee has not adopted a formal policy regarding tax deductibility of compensation paid to our named executive officers, the Compensation Committee intends to consider tax deductibility under Rule 162(m) as a factor in compensation decisions.

Compensation Policies and Practices and Our Risk Management

We believe that our compensation policies and practices for all employees, including executive officers, do not create risks that are reasonably likely to have a material adverse effect on us. Specifically, the Compensation Committee believes that the balanced utilization of the various elements of the Company’s executive compensation program:

•	Supports the achievement of competitive revenue, earnings and cash performance in variable economic and industry conditions without undue risk; and

•

Mitigates the potential to reward risk-taking that may produce short-term results that appear in isolation to be favorable, but that may undermine the successful execution of the Company’s long-term business strategy and harm stockholder value.

Compensation Committee Interlocks and Insider Participation

Messrs. Cakebread, Horing and Nye served as members of the Compensation Committee in 2009. None of the members of the Compensation Committee has at any time been one of our officers or employees. None of our executive officers serves, or in the past year has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers who serve on our board of directors or Compensation Committee.

Report of the Compensation Committee

The material in this report shall not be deemed to be (i) “soliciting material,” (ii) “filed” with the SEC, (iii) subject to Regulations 14A or 14C of the Exchange Act, and/or (iv) subject to the liabilities of Section 18 of the Exchange Act. This report shall not be deemed incorporated by reference into any of our other filings under the Exchange Act or the Securities Act of 1933, as amended, except to the extent the Company specifically incorporates it by reference into such filing.

We, as members of the Compensation Committee of the board, have reviewed and discussed the Compensation Discussion and Analysis contained in this proxy statement with management. Based on such review and discussion, we have recommended to the board that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended December 31, 2009.

SUBMITTED BY THE COMPENSATION COMMITTEE

OF THE BOARD OF DIRECTORS

J. Benjamin Nye (Chair)

Steven M. Cakebread

Jeffrey L. Horing

Roger J. Sippl

Summary Compensation Table

The following table provides information regarding the compensation earned in 2007, 2008 and 2009 by our principal executive officer, principal financial officer and each of the next three most highly compensated executive officers in 2009.

Name and Principal Position	Year	Salary	Option Awards (1)	Non-equity Incentive Plan Compensation	All Other Compensation		Total(2)
Michael S. Bennett	2009	$400,000	$1,798,302	$245,950	$9,800	(5)	$2,454,052
Executive Chairman (3)	2008	372,917	—	263,245	—		636,162
	2007	350,000	799,890	165,863	—		1,315,753

Kevin B. Thompson	2009	300,000	1,893,902	232,500	41,255	(6)	2,467,657
President and Chief Executive Officer (4)	2008	272,917	—	204,292	—		477,209
	2007	250,000	738,701	96,575	—		1,085,276

Douglas G. Hibberd	2009	250,000	643,232	95,313	9,800	(5)	998,345
Senior Vice President, Engineering	2008	213,333	—	99,643	358		313,334
	2007	189,166	479,934	62,705	—		731,805

Rita J. Selvaggi	2009	250,000	462,171	95,313	9,800	(5)	817,283
Senior Vice President, Marketing	2008	208,750	—	88,954	—		297,704
	2007	195,000	279,962	62,287	50,000		587,249

Kenny L. Van Zant	2009	250,000	513,895	95,313	8,113	(7)	867,321
Senior Vice President and Chief Product Strategist	2008	225,000	—	88,954	—		313,954
	2007	225,000	199,973	62,287	—		487,260

(1)	The amounts reported in this column represent the aggregate grant date fair value of option awards computed in accordance with FASB ASC Topic 718. The fair value of each option award is estimated on the date of grant using the Black-Scholes option-pricing model. A more detailed discussion of the assumptions used in the valuation of option awards made in fiscal year 2009 may be found in Note 2 of the Notes to the Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2009.

(2)	We do not have any pension, nonqualified defined contribution, other nonqualified deferred compensation nor deferred compensation plans.
(3)	Mr. Bennett assumed the title of Executive Chairman in March 2010.
(4)	Mr. Thompson assumed the title of President and Chief Executive Officer in March 2010.
(5)	Amounts represent employer contributions to 401(k) plan.
(6)	Amount includes an employer-paid vacation for Mr. Thompson and his immediate family with a value of $31,455 and employer contributions to his 401(k) plan in an amount of $9,800.
(7)	Amount represents an employer-paid vacation for Mr. Van Zant and his immediate family.

Grants of Plan-Based Awards in 2009

The following table provides information regarding grants of plan-based awards to each of our NEOs in 2009.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards Target (1)		All Other Option Awards (2)	Per Share Exercise Price (3)	Grant Date Fair Value of Stock and Option Awards (4)
Michael S. Bennett	1/1/09	$300,000		—	—	—
	4/23/09	—		302,439	$10.00	$1,798,302

Kevin B. Thompson	1/1/09	250,000	(5)	—	—	—
	4/23/09	—		318,517	10.00	1,893,902
	7/1/09	300,000	(5)	—	—	—

Douglas G. Hibberd	1/1/09	100,000	(6)	—	—	—
	4/23/09	—		108,179	10.00	643,232
	7/1/09	125,000	(6)	—	—	—

Rita J. Selvaggi	1/1/09	100,000	(6)	—	—	—
	4/23/09	—		77,728	10.00	462,171
	7/1/09	125,000	(6)	—	—	—

Kenny L. Van Zant	1/1/09	100,000	(6)	—	—	—
	4/23/09	—		86,427	10.00	513,895
	7/1/09	125,000	(6)	—	—	—

(1)	Represents the formulaic awards under the Executive Bonus Plan. We did not set threshold or maximum amounts for awards under the Executive Bonus Plan.
(2)	Represents stock option awards granted under our 2005 Plan on the dates set forth in this table. The options vest 25% on the first anniversary of the vesting commencement date, with the remainder vesting ratably over the next 36 months, subject to continued service through each applicable date. The options have a maximum term of ten years.
(3)	Value was based on the per share fair market value of our common stock on the date of grant.
(4)	The amounts reported in this column represent the aggregate grant date fair value of the option awards computed in accordance with FASB ASC Topic 718.
(5)	The initial target award amount was $250,000, which was increased by the Compensation Committee to $300,000 effective July 1, 2009.
(6)	The initial target award amount was $75,000, which was increased by the Compensation Committee to $125,000 effective July 1, 2009.

Outstanding Equity Awards as of December 31, 2009

The following table presents certain information concerning outstanding equity awards held by each of our NEOs as of December 31, 2009.

	Option Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (1)		Number of Securities Underlying Unexercised Options Unexercisable	Option Exercise Price	Option Expiration Date
Michael S Bennett	2,442,139	*	—	$2.69	7/26/2016
	133,362		15,510	2.69	7/26/2016
	300,000	*	—	4.35	11/14/2017
	—		302,439	10.00	4/23/2019

Kevin B Thompson	341,685	*	—	2.69	7/26/2016
	127,160		21,712	2.69	7/26/2016
	121,873		28,127	2.69	10/2/2016
	48,437		26,563	4.06	7/26/2017
	109,374		100,626	4.35	11/14/2017
	—		318,517	10.00	4/23/2019

Douglas G Hibberd	222,210	*	—	2.69	8/8/2016
	124,058		24,814	2.69	8/8/2016
	93,749		86,251	4.35	11/14/2017
	—		108,179	10.00	4/23/2019

Rita J. Selvaggi	231,896	*	—	2.69	8/8/2016
	127,160		21,712	2.69	8/8/2016
	54,687		50,313	4.35	11/14/2017
	—		77,728	10.00	4/23/2019

Kenny L. Van Zant	506,941		140,632	2.69	10/2/2016
	39,062		35,938	4.35	11/14/2017
	—		86,427	10.00	4/23/2019

(1)	The options granted to our NEOs vest at the rate of 25% of the total number of shares on the first anniversary of the vesting commencement date, with the remainder of the shares vesting ratably over the next 36 months, subject to continued service through each applicable date.
*	Grants subject to right of early exercise prior to vesting and a right of repurchase that lapses in accordance with the vesting schedule.

Option Exercises During 2009

The following table presents certain information regarding options exercised by our NEOs in 2009. The value realized upon exercise of stock options is calculated based on the difference between the market price of our common stock upon exercise and the exercise price of the options.

Name	Number of Shares Acquired on Exercise	Value Realized on Exercise
Michael S. Bennett	408,989	$5,087,081
Kevin B. Thompson	109,443	1,250,827
Douglas G. Hibberd	78,918	984,664
Rita J. Selvaggi	29,232	433,652
Kenny L. VanZant	102,427	1,275,060

Trading Plans

We have authorized our executive officers to enter into trading plans established according to Section 10b5-1 of the Exchange Act with an independent broker-dealer (“broker”) designated by us. These plans include specific instructions for the broker to exercise vested options and sell Company stock on behalf of the officer at certain dates if our stock price is above a specified level. Upon an executive officer entering into a trading plan, we restrict the number of shares eligible to be sold by each executive officer to a set percentage of the officer’s aggregate equity holdings in the Company. The officer no longer has control over the decision to exercise and sell the securities in the plan, unless he or she amends or terminates the trading plan during a trading window. The purpose of such plans is to enable executive officers to recognize the value of their compensation and diversify their holdings of our stock during periods in which the officer would be unable to sell our common stock because material information about us had not been publicly released. As of the record date, all of our executive officers had entered into a trading plan.

Employment Agreements with Our Executive Officers

Employment Agreement with Michael S. Bennett

We entered into an employment agreement with Michael S. Bennett, our Executive Chairman, on May 11, 2006. Under the agreement, Mr. Bennett’s initial base salary was $350,000 per year with a target bonus of $150,000 annually. Mr. Bennett’s current base salary and target bonus are $400,000 and $300,000, respectively. In addition, Mr. Bennett received a signing bonus of $75,000 upon his first day of employment. On July 26, 2006, in accordance with the terms of his employment agreement, Mr. Bennett was granted an option to purchase 3,000,000 shares of our common stock at an exercise price of $2.69 per share. The stock option award vests 25% on the first anniversary of the vesting commencement date, with the remainder vesting ratably over the next 36 months, subject to continued service through each applicable date. Mr. Bennett is also eligible to participate in all employee benefit plans and vacation programs, will be reimbursed for all reasonable business expenses, and was reimbursed for all temporary living expenses during the period in 2006 when our headquarters was in Tulsa, Oklahoma prior to relocating to Austin, Texas. As part of his employment agreement, Mr. Bennett is entitled to severance benefits upon termination of employment as described below under “Executive Compensation—Potential Payments upon Termination or Change of Control.”

Employment Agreement with Kevin B. Thompson

We entered into an employment agreement with Kevin B. Thompson, our President and Chief Executive Officer, on June 28, 2006. Under the agreement, Mr. Thompson’s initial base salary was $225,000 per year with a target bonus of $50,000 annually. Mr. Thompson’s current base salary and target bonus are $350,000 and $300,000, respectively. On July 26, 2006, in accordance with the terms of his employment agreement, Mr. Thompson was granted an option to purchase 600,000 shares of our common stock at an exercise price of $2.69 per share. Mr. Thompson was subsequently granted an option to purchase an additional 150,000 shares of our common stock in 2006 at an exercise price of $2.69 per share. Each stock option award vests 25% on the first anniversary of the vesting commencement date with the remainder vesting ratably over the next 36 months, subject to continued service through each applicable date. Mr. Thompson is also eligible to participate in all employee benefit plans and vacation programs, will be reimbursed for all reasonable business expenses, and was reimbursed for all temporary living expenses during the period in 2006 when our headquarters was in Tulsa, Oklahoma prior to relocating to Austin, Texas. As part of his employment agreement, Mr. Thompson is entitled to severance benefits upon termination of employment as described below under “Executive Compensation—Potential Payments upon Termination or Change of Control.”

Employment Agreement with Michael J. Berry

We entered into an employment agreement with Michael J. Berry, our Senior Vice President and Chief Financial Officer, on February 8, 2010. Under the Agreement, Mr. Berry’s base salary and target bonus are $325,000 and $200,000, respectively. In accordance with the Agreement, Mr. Berry was granted an option to purchase 300,000 shares of our common stock at an exercise price of $18.97 per share. The stock option award vests 25% on the first anniversary of the vesting commencement date, with the remainder vesting ratably over the next 36 months, subject to continued service through each applicable date. Mr. Berry is also eligible to participate in all employee benefit plans and vacation programs and will be reimbursed for all reasonable business expenses. We have also agreed to pay Mr. Berry a one-time relocation payment of $100,000 upon his relocation to Austin, Texas. As part of his employment agreement, Mr. Berry is entitled to severance benefits upon termination of employment as described below under “Executive Compensation—Potential Payments upon Termination or Change of Control.”

Employment Agreement with Douglas G. Hibberd

We entered into an employment agreement with Douglas G. Hibberd, our Senior Vice President, Engineering, on August 7, 2006. Under the agreement, Mr. Hibberd’s initial base salary was $185,000 per year with a target bonus of $42,000 annually. Mr. Hibberd’s current base salary and target bonus are $265,000 and $140,000, respectively. On August 8, 2006, in accordance with the terms of his employment agreement, Mr. Hibberd was granted an option to purchase 450,000 shares of our common stock at an exercise price of $2.69 per share. The stock option award vests 25% on the first anniversary of the vesting commencement date, with the remainder vesting ratably over the next 36 months, subject to continued service through each applicable date. Mr. Hibberd is also eligible to participate in all employee benefit plans and vacation programs, will be reimbursed for all reasonable business expenses, and was reimbursed for all temporary living expenses during the period in 2006 when our headquarters was in Tulsa, Oklahoma prior to relocating to Austin, Texas. As part of his employment agreement, Mr. Hibberd is entitled to severance benefits upon termination of employment as described below under “Executive Compensation—Potential Payments upon Termination or Change of Control.”

Employment Agreement with Rita J. Selvaggi

We entered into an employment agreement with Rita J. Selvaggi, our Senior Vice President, Marketing, in July 2006. Under the agreement, Ms. Selvaggi’s initial base salary was $195,000 per year with a target bonus of $50,000 annually. Ms. Selvaggi’s current base salary and target bonus are $265,000 and $140,000, respectively. In addition, Ms. Selvaggi received a signing bonus of $150,000 payable over the first six months of employment to replace compensation that she otherwise would have received from her prior employer. On August 8, 2006, in accordance with the terms of her employment agreement, Ms. Selvaggi was granted an option to purchase 450,000 shares of our common stock at an exercise price of $2.69 per share. The stock option award vests 25% on the first anniversary of the vesting commencement date, with the remainder vesting ratably over the next 36 months, subject to continued service through each applicable date. Ms. Selvaggi is also eligible to participate in all employee benefit plans and vacation programs and will be reimbursed for all reasonable business expenses and was reimbursed temporary living expenses during the period in 2006 when our headquarters was in Tulsa, Oklahoma prior to relocating to Austin, Texas. As part of her employment agreement, Ms. Selvaggi is entitled to severance benefits upon termination of employment as described below under “Executive Compensation—Potential Payments upon Termination or Change of Control.”

Employment Agreement with Kenny L. Van Zant

We entered into an employment agreement with Kenny L. Van Zant, our Senior Vice President and Chief Product Strategist, on September 25, 2006. Under the agreement, Mr. Van Zant’s initial base salary was $225,000 per year with a target bonus of $50,000 annually. Mr. Van Zant’s current base salary and target bonus are $250,000 and $125,000, respectively. On October 2, 2006, in accordance with the terms of his employment agreement, Mr. Van Zant was granted an option to purchase 750,000 shares of our common stock at an exercise price of $2.69 per share. The stock option award vests 25% on the first anniversary of the vesting commencement date, with the remainder vesting ratably over the next 36 months, subject to continued service through each applicable date. Mr. Van Zant is also eligible to participate in all employee benefit plans and vacation programs and will be reimbursed for all reasonable business expenses. As part of his employment agreement, Mr. Van Zant is entitled to severance benefits upon termination of employment as described below under “Executive Compensation—Potential Payments upon Termination or Change of Control.”

Employment Agreement with J. Barton Kalsu

We entered into an employment agreement with J. Barton Kalsu, our Chief Accountant and Vice President, Finance, on August 1, 2007. Under the agreement, Mr. Kalsu’s initial base salary was $160,000 per year with a target bonus of $40,000 annually. He received a one-time relocation payment of $100,000 upon his relocation to Austin, Texas in June 2009. On October 25, 2007, in accordance with the terms of his employment agreement, Mr. Kalsu was granted an option to purchase 186,000 shares of our common stock at an exercise price of $4.35 per share. The stock option award vests 25% on the first anniversary of the vesting commencement date with the remainder vesting ratably over the next 36 months, subject to continued service through each applicable date. Mr. Kalsu is also eligible to participate in all employee benefit plans and vacation programs. As a part of his employment agreement, Mr. Kalsu is entitled to severance benefits upon termination of employment as described below under “Executive Compensation—Potential Payments upon Termination or Change of Control.”

Employment Agreement with David Owens

We entered into an employment agreement with David Owens, our Vice President, Finance and Operations, EMEA, on March 23, 2007. Under the agreement, Mr. Owens’ initial base salary was €130,000 with a target bonus of €19,500 annually. On April 26, 2007, in accordance with the terms of his employment agreement, Mr. Owens was granted an option to purchase 90,000 shares of our common stock at an exercise price of $4.06 per share. The stock option vests 25% on the first anniversary of the vesting commencement date, with the remainder vesting ratably over the next 36 months, subject to continued service through each applicable date. Mr. Owens is also eligible to participate in all employee benefit plans and vacation programs. As a part of his employment agreement, Mr. Owens is entitled to severance benefits upon termination of employment as described below under “Executive Compensation—Potential Payments upon Termination or Change of Control.”

Employment Agreement with Bryan A. Sims

We entered into an employment agreement with Bryan A. Sims, our Vice President, General Counsel and Secretary, on April 1, 2007. Under the agreement, Mr. Sims’ base salary was $175,000 with a target bonus of $45,000 annually. In addition, Mr. Sims received a one-time relocation payment of $80,000 upon his relocation to Austin, Texas. On April 26, 2007, in accordance with the terms of his employment agreement, Mr. Sims was granted an option to purchase 240,000 shares of our common stock at an exercise price of $4.06 per share. The stock option award vests 25% on the first anniversary of the vesting commencement date, with the remainder vesting ratably over the next 36 months, subject to continued service through each applicable date. Mr. Sims is also eligible to participate in all employee benefit plans and vacation programs. As a part of his employment agreement, Mr. Sims is entitled to severance benefits upon termination of employment as described below under “Executive Compensation—Potential Payments upon Termination or Change of Control.”

Employment Agreement with Paul Strelzick

We entered into an employment agreement with Paul Strelzick, our Senior Vice President, Worldwide Sales, on July 24, 2007. Under the agreement, Mr. Strelzick’s initial base salary was $150,000 per year with a target bonus of $150,000 annually. On October 25, 2007, Mr. Strelzick was granted an option to purchase 180,000 shares of our common stock at an exercise price of $4.35 per share; his employment agreement provided for an option to purchase 150,000 shares of common stock, which was increased to 180,000 shares by our board. The stock option vests 25% on the first anniversary of the vesting commencement date, with the remainder vesting ratably over the next 36 months, subject to continued service through each applicable date. Mr. Strelzick is also eligible to participate in all employee benefit plans and vacation programs. As a part of his employment agreement, Mr. Strelzick is entitled to severance benefits upon termination of employment as described below under “Executive Compensation—Potential Payments upon Termination or Change of Control.”

Employment Agreement with Garry D. Strop

We entered into an employment agreement with Garry D. Strop, our Vice President, Human Resources and Corporate Infrastructure, on June 2, 2008. Under the agreement, Mr. Strop’s initial base salary was $190,000 per year with a target bonus of $60,000 annually. Mr. Strop received an aggregate relocation payment of $100,000. On June 20, 2008, in accordance with the terms of his employment agreement, Mr. Strop was granted an option to purchase 225,000 shares of our common stock at an exercise price of $9.40 per share. The stock option vests 25% on the first anniversary of the vesting commencement date with the remainder vesting ratably over the next 36 months, subject to continued service through each applicable date. Mr. Strop is also eligible to participate in all employee benefit plans and vacation programs. As a part of his employment agreement, Mr. Strop is entitled to severance benefits upon termination of employment as described below under “Executive Compensation—Potential Payments upon Termination or Change of Control.”

Potential Payments upon Termination or Change of Control

We have entered into employment agreements, described immediately above, that require specific payments and benefits to be provided to our executive officers in the event of termination of employment. To attract talented, qualified senior executive officers, we believe we must pay severance upon termination without “cause” and upon resignation for “good reason.” The description and tables that follow describe the payments and benefits that we would owe to each of our executive officers in the event of termination of employment.

Arrangements with Messrs. Bennett, Hibberd, Thompson and Van Zant and Ms. Selvaggi

Pursuant to the employment agreements with Messrs. Bennett, Hibberd, Thompson and Van Zant and Ms. Selvaggi, if the executive’s employment is terminated due to death or a disability (as defined in the agreements) the executive is entitled to accelerated vesting with respect to any stock options held by the executive that would have originally vested over a period of 12 months following the termination date, such that these options will now vest effective as of the date of termination.

The employment agreements with each of these individuals provide that, if we terminate the executive’s employment for “cause” (as defined in the agreements) or if the executive terminates his or her employment other than for “good reason” (as defined in the agreements), we must pay the executive any base salary earned but not paid through the date of the executive’s termination, any earned but unpaid bonus, and any pay for vacation time accrued but not used.

In addition, these agreements state that, if we terminate the executive’s employment other than for “cause” or the executive terminates his or her employment for “good reason,” we must provide (i) a lump sum cash severance amount equal to 50% of the executive’s then annual base salary, (ii) any earned but unpaid bonus payment, (iii) reimbursement of health and dental care premiums for the executive and the executive’s dependents incurred to continue health and dental insurance coverage for 12 months after termination, to the extent the executive is eligible for and elects such continued coverage under COBRA, and (iv) any accrued and unused vacation pay payable within 21 days of termination. Our obligations to provide these severance payments following termination of employment are conditioned upon the executive’s signing a release of claims within 21 days of notice of termination and not later revoking the release of claims, which we agreed would include a mutual release of any claims we may have against the executive.

Furthermore, pursuant to these agreements, if we terminate the executive’s employment without “cause” or the executive resigns for “good reason” during the 12-month period after the effective date of a “change of control” (as defined in the agreements), we agreed that any then-outstanding equity awards held by the executive would fully vest. In addition, under those circumstances, we would be obligated to pay any accrued but unpaid salary, vacation or bonus payment, and to provide (i) a lump sum cash severance amount equal to 50% of the executive’s then annual base salary, and (ii) reimbursement of health and dental care premiums for the executive and the executive’s dependents incurred to continue health and dental insurance coverage for 12 months after termination, to the extent the executive is eligible for and elects such continued coverage under COBRA. In addition to this compensation, we would be obligated to pay an additional cash severance payment in the amount of: $350,000 to Mr. Bennett; $185,000 to Mr. Hibberd; $185,000 to Ms. Selvaggi; $225,000 to Mr. Thompson and $225,000 to Mr. Van Zant.

Arrangements with Mr. Berry

Our employment agreement with Mr. Berry states that if he is terminated for “cause” (as defined in the agreement) or upon his voluntary resignation, he will be entitled to receive any base salary earned but not paid through the date of his termination, any earned but unpaid bonus, and any pay for vacation time accrued but not used.

In addition, the employment agreement states that, if Mr. Berry is terminated other than for “cause” (as defined in the agreement) or in the event of a “constructive termination” (as defined in the agreement), he will be entitled to receive (i) a lump sum cash severance amount equal to his then annual base salary, (ii) any earned but unpaid bonus payment, (iii) reimbursement of health and dental care premiums for Mr. Berry and his dependents incurred to continue health and dental insurance coverage for 12 months after termination, to the extent he is eligible for and elects such continued coverage under COBRA, and (iv) any accrued and unused vacation pay payable within 21 days of termination. These severance payments following termination of employment are conditioned upon Mr. Berry’s signing a release of claims within 74 days of his termination date and not later revoking the release of claims.

Furthermore, pursuant to the employment agreement, if Mr. Berry is terminated other than for “cause” or in the event of a “constructive termination” during the 12-month period after the effective date of a “change of control,” any of his then-outstanding equity awards held would fully vest and Mr. Berry would be entitled to receive: (i) any accrued but unpaid salary, vacation or bonus payment; (ii) a lump sum cash severance amount equal to his then annual base salary; and (iii) reimbursement of health and dental care premiums for Mr. Berry and his dependents incurred to continue health and dental insurance coverage for 12 months after termination, to the extent he is eligible for and elects such continued coverage under COBRA.

Arrangements with Messrs. Kalsu, Sims, Strelzick and Strop

The employment agreements with Messrs. Kalsu, Sims, Strelzick and Strop state that, if we terminate the executive due to a disability that prevents the executive from returning to work or from performing substantially all of the executive’s duties and responsibilities for 12 consecutive weeks, we are not obligated to provide severance pay or other separation benefits.

In addition, pursuant to these employment agreements, if the executive’s employment is terminated due to death, we must pay to the executive’s beneficiaries any accrued base salary, any bonus compensation earned, any vested deferred compensation or stock options, any benefits under any of our plans in which the executive participates to the full extent of the executive’s rights under that plan, any accrued vacation pay and any appropriate business expenses incurred in connection with the executive’s duties.

Pursuant to these agreements, if we terminate the executive for “cause” or if the executive resigns, the executive will receive any base salary earned, but not paid, through the date of the executive’s termination, any earned but unpaid incentive compensation, and any pay for vacation time accrued but not used.

Furthermore, these employment agreements state that, if we terminate the executive’s employment other than for “cause,” the executive is entitled to: (i) any earned but unpaid incentive compensation payments, (ii) reimbursement of health and dental care premiums for the executive and the executive’s dependents incurred to continue health and dental insurance coverage for three months after termination (or six months in the case of Mr. Strop), to the extent the executive is eligible for and elects that continued coverage under COBRA, and

(iii) any accrued and unused vacation pay payable within 21 days of termination. In addition to this compensation, Mr. Kalsu is entitled to a lump sum cash severance amount equal to four months of his then annual base salary and Messrs. Sims, Strop and Strelzick are each entitled to a lump sum cash severance amount equal to three months of their respective annual base salary. Our obligations to provide these severance payments to Messrs. Kalsu, Sims, Strelzick and Strop following termination of employment are conditioned upon the executive’s signing a release of claims within 21 days of notice of termination and not later revoking that release of claims. In addition, our obligation to provide severance payments and benefits to Messrs. Sims and Strop are conditioned further on the executive’s having been employed for a minimum of six months prior to termination.

These agreements also provide that, if the executive is terminated or constructively terminated without “cause” during the 12-month period after the effective date of a “change of control,” we are obligated to pay the executive (i) any accrued but unpaid salary, vacation or bonus payment, and (ii) reimbursement of health and dental care premiums for the executive and the executive’s dependents incurred to continue health and dental insurance coverage for three months after termination, to the extent the executive is eligible for and elects that continued coverage under COBRA. In addition to this compensation, Mr. Kalsu is entitled to a lump sum cash severance amount equal to four months of his then annual base salary and Messrs. Sims, Strelzick and Strop are each entitled to a lump sum cash severance amount equal to three months of his then annual base salary. We are further obligated to pay Messrs. Sims and Strop an additional cash severance amount equal to three months of their respective then annual base salaries.

Pursuant to the employment agreements with Messrs. Kalsu, Sims, Strelzick and Strop, if the executive is terminated or constructively terminated within 12 months following the closing date of a transaction that results in a “change of control,” an amount equal to 50% of the executive’s original stock option grant to purchase shares of our common stock will fully vest as of the termination date in addition to any options already vested. In each case, the executive will have 90 days from termination to exercise any vested stock options.

Arrangements with Mr. Owens

The employment agreement with Mr. Owens states that, if his employment is terminated due to death, we must pay to his beneficiaries any accrued base salary, any bonus compensation earned, any vested deferred compensation or stock options, any benefits under any of our plans in which he participates to the full extent of his rights under that plan, any accrued vacation pay and any appropriate business expenses incurred in connection with his duties. The employment agreement with Mr. Owens does not provide for separation or severance payments upon termination due to disability.

If he is terminated within 12 months of a change of control, we must pay him an amount equal to any accrued but unpaid base salary and a lump sum cash severance amount equal to 3 months of his base salary as of the date of the termination. Additionally, the employment agreement with Mr. Owens provides that, if he is terminated or constructively dismissed within 12 months of a change of control, 50% of his original stock option grant will vest immediately as of the date of termination. He will have 90 days to exercise these vested options.

The stock option agreement with Mr. Owens provides that, if his employment is terminated due to death or disability (as defined in his agreement), he is entitled to accelerated vesting with respect to any stock options that would have originally vested over a period of 12 months following the termination date, such that these options will now vest effective as of the date of termination. If Mr. Owens is terminated or constructively terminated without “cause” during the 12-month period after the effective date of a change of control, the stock option agreement provides that an amount equal to 25% of his original stock option grant will fully vest as of the termination date. He will have 90 days from termination to exercise any vested stock options.

The following table provides the total dollar value of the compensation that would be paid to each of our NEOs in the event of his or her termination following a change in control, as well as other events resulting in termination of employment as of December 31, 2009.

	Severance Other Than for Cause (1)		Change in Control (2)
Michael S. Bennett	Lump cash sum equal to 50% of current annual salary	$200,000	Benefits equal to severance other than for cause (2)	$270,673
	Bonus amounts earned in FY2009 but not paid as of December 31, 2009	63,750	Full vesting in all outstanding equity awards (4)	12,969,300
	12 months of health and dental premiums (3)	6,923	Cash severance	350,000

	Total	$270,673		$13,589,973

Kevin B. Thompson	Lump cash sum equal to 50% of current annual salary	$175,000	Benefits equal to severance other than for cause (2)	$250,373
	Bonus amounts earned in FY2009 but not paid as of December 31, 2009	63,750	Full vesting in all outstanding equity awards (4)	8,591,712
	12 months of health and dental premiums (3)	11,623	Cash severance	225,000

	Total	$250,373	Total	$9,067,085

Douglas G. Hibberd	Lump cash sum equal to 50% of current annual salary	$132,500	Benefits equal to severance other than for cause (2)	$170,686
	Bonus amounts earned in FY2009 but not paid as of December 31, 2009	26,563	Full vesting in all outstanding equity awards (4)	4,541,486
	12 months of health and dental premiums (3)	11,623	Cash severance	185,000

	Total	$170,686	Total	$4,897,172

Rita J. Selvaggi	Lump cash sum equal to 50% of current annual salary	$132,500	Benefits equal to severance other than for cause (2)	$162,518
	Bonus amounts earned in FY2009 but not paid as of December 31, 2009	26,563	Full vesting in all outstanding equity awards (4)	3,284,066
	12 months of health and dental premiums (3)	3,455	Cash severance	185,000

	Total	$162,518	Total	$3,631,584

Kenny L. Van Zant	Lump cash sum equal to 50% of current annual salary	$125,000	Benefits equal to severance other than for cause (2)	$163,115
	Bonus amounts earned in FY2009 but not paid as of December 31, 2009	26,563	Full vesting in all outstanding equity awards (4)	4,653,243
	12 months of health and dental premiums (3)	11,552	Cash severance	225,000

	Total	$163,115	Total	$5,041,358

(1)	Severance other than for cause: In addition to a lump cash sum equal to 50% of current annual salary, the officer is entitled to any earned but unpaid bonus payment, reimbursement of health and dental insurance premiums incurred to effect continuation of health and dental coverage for 12 months, and any accrued but unused vacation pay payable within 21 days of termination. If termination is for cause, the officer is entitled to base salary earned but not paid through date of termination, any earned but unpaid bonus payments, and any accrued but unused vacation pay through the date of termination, but is not entitled to the lump sum cash payment equal to 50% of current annual salary.
(2)	Change in Control: Upon a change in control, the officer has the same rights and benefits as in a severance other than for cause. In addition, the officer is entitled to full vesting in all outstanding equity awards and a one-time cash severance payment.
(3)	Health and Dental Premiums: Value is equal to the total amount we contributed to the officer’s health and dental insurance coverage during the 24 bi-monthly pay periods ended December 31, 2009.
(4)	Full vesting in all outstanding equity awards: Value represents the gain the executive would receive, calculated as the difference between the stock price on December 31, 2009 and the grant price of all unvested options. The stock price on December 31, 2009 was $23.01 per share.

Arrangements with Current and Former Executive Officers

In addition, in the employment agreements with all executive officers, we agreed to pay or reimburse the executive for reasonable business expenses incurred or paid during performance of his or her duties and responsibilities. These amounts did not exceed $100,000 for any individual executive officer.

Our employment agreements with all executives include a non-competition provision effective during the executive’s employment and, in the case of Messrs. Kalsu and Strelzick, for six months thereafter. All of the agreements provide that, during the executive’s employment and for 12 months thereafter in the case of the executive’s resignation or six months thereafter in the case of our termination of the executive for any reason, the executive may not solicit any of our employees or customers or seek to persuade any customer or prospect to conduct business elsewhere if that business could reasonably be expected to be conducted with us. Pursuant to the employment agreements with Messrs. Berry, Kalsu, Sims, Strelzick and Strop, the executive may not solicit any of our employees or customers as stated above, but the period lasts throughout employment and for 12 months thereafter in the case of the executive’s resignation or six months thereafter if we terminate the executive without cause.

Limitation of Liability and Indemnification of Directors and Officers

Our amended and restated certificate of incorporation contains provisions that limit the liability of our directors for monetary damages to the fullest extent permitted by Delaware law. Consequently, no director will be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duties as a director, except liability for:

•	any breach of the director’s duty of loyalty to us or our stockholders;

•	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; or

•	any transaction from which the director derived an improper personal benefit.

Our amended and restated certificate of incorporation and amended and restated bylaws provide that we are required to indemnify our directors and officers, in each case to the fullest extent permitted by Delaware law. Our amended and restated bylaws also provide that we are obligated to advance expenses incurred by a director or officer in advance of the final disposition of any action or proceeding, and permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in that capacity regardless of whether we would otherwise be permitted to indemnify him or her under the provisions of Delaware law.

We have also entered into agreements to indemnify our current directors and executive officers and expect to continue to enter into agreements to indemnify any future directors and executive officers and such other employees as may be determined by our board. With specified exceptions, these agreements provide for indemnification for related expenses including, among other things, attorneys’ fees, judgments, fines and settlement amounts incurred by any of these individuals in any action or proceeding. We believe that these bylaw provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers. We also maintain directors’ and officers’ liability insurance.

OTHER MATTERS

As of the time of preparation of this proxy statement, neither the board nor management intends to bring before the meeting any business other than the matters referred to in the Notice of annual meeting and this proxy statement. If any other business should properly come before the meeting, or any adjournment thereof, the persons named in the proxy will vote on such matters according to their best judgment.

Accompanying this proxy statement and posted on our website with this proxy statement, is our Annual Report on Form 10-K for the fiscal year ended December 31, 2009. Copies of our Annual Report on Form 10-K for the fiscal year ended December 31, 2009, as filed with the SEC, is available free of charge on the investor relations portion of our website at www.solarwinds.com.

The Board of Directors of SolarWinds, Inc.

Austin, Texas

April 9, 2010

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SOLARWINDS, INC. 3711 SOUTH MOPAC EXPRESSWAY,BUILDING TWO AUSTIN, TX 78746 ATTN: CORPORATE SECRETARY

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Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

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	For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends that you vote FOR the following:
1. Election of Directors	☐	☐	☐
Nominees
01 Jeffrey L. Horing 02 J. Benjamin Nye 03 Kevin B. Thompson
The Board of Directors recommends you vote FOR the following proposal(s):					For	Against	Abstain
2 Ratify the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2010.					☐	☐	☐
NOTE: And to transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date			Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Annual Report is/are available at www.proxyvote.com.

SOLARWINDS, INC.

Annual Meeting of Stockholders

May 21, 2010 8:30 AM CDT

This proxy is solicited by the Board of Directors.

The undersigned stockholder(s) of SolarWinds, Inc. (the “Company”) hereby appoint(s) Michael S. Bennett and Kevin B. Thompson, or either of them, proxies and attorneys-in-fact, with full power of substitution, on behalf and in the name of the undersigned to represent the undersigned and to vote, as designated on the reverse side of this ballot, all of the shares of the Company’s common stock that the stockholder(s) is/are entitled to vote at the Company’s annual meeting of stockholders to be held at 8:30 AM, CDT on May 21, 2010, at the Hyatt Regency Austin at 208 Barton Springs Austin, TX 78704, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

Continued and to be signed on reverse side